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                                                                   EXHIBIT 10.13

                             STRATAGENE CORPORATION

                                ----------------

                          SECURITIES PURCHASE AGREEMENT

                          DATED AS OF JANUARY 21, 2004

                                ----------------

                  SUBORDINATED SECURED NOTES DUE JULY 23, 2007

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                                TABLE OF CONTENTS

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SECTION 1.        DEFINITIONS....................................................................           1

SECTION 2.        PURCHASE AND SALE OF SECURITIES................................................           7

         2.1      Authorization and Issuance of Securities.......................................           7
         2.2      The Closing....................................................................           8
         2.3      Purchase for Purchaser's Account...............................................           8
         2.4      Compliance.....................................................................           8
         2.5      Expenses.......................................................................           8

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................           9

         3.1      Organization; Power and Authority..............................................           9
         3.2      Capitalization.................................................................           9
         3.3      Compliance with Laws, Other Instruments of the Company, Etc....................           9
         3.4      Governmental Consents..........................................................          10
         3.5      Representations Under the Senior Credit Agreement..............................          10
         3.6      Original Agreement Representation and Warranties...............................          10

SECTION 4.        COVENANTS OF THE COMPANY.......................................................          10

         4.1      Payment of Notes; Penalty for Late Payment.....................................          10
         4.2      Stay, Extension and Usury Laws.................................................          11
         4.3      Corporate Existence............................................................          12
         4.4      Maintenance of Properties......................................................          12
         4.5      Books and Records..............................................................          12
         4.6      Accounting Changes.............................................................          12
         4.7      Limitation of Activities.......................................................          12
         4.8      Limitation on Dividends, etc...................................................          12
         4.9      Limitation on Indebtedness.....................................................          12
         4.10     Subsidiary Restrictions........................................................          13
         4.11     Limitation on Investments......................................................          13
         4.12     Limitation on Liens............................................................          13
         4.13     Limitation on Sale-Leaseback Transactions......................................          13
         4.14     Limitation on Asset Sales......................................................          13
         4.15     Limitation on Transactions with Affiliates.....................................          13
         4.16     Limitation on Mergers..........................................................          14
         4.17     Financial Reporting............................................................          14
         4.18     Provision of Financing.........................................................          14
         4.19     Delivery Expenses..............................................................          15
         4.20     Taxes..........................................................................          15
         4.21     Restrictions on Certain Actions................................................          15
         4.22     Authorized Capital Stock; Options..............................................          15
         4.23     Use of Proceeds................................................................          15
         4.24     Access to Information..........................................................          15
         4.25     Compliance With Laws; Agreements...............................................          16
         4.26     Maintenance of Insurance.......................................................          16
         4.27     Investment Company Act.........................................................          16
         4.28     Rights to Certain Information..................................................          16
         4.29     Registration, Transfer, Exchange and Replacement of Securities.................          17
         4.30     Rule 144.......................................................................          17
         4.31     Merger Effective Date..........................................................          18
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SECTION 5.        CONVERSION OF CONVERTIBLE NOTES................................................          18

         5.1      Conversion.....................................................................          18
         5.2      Conversion Rate................................................................          18
         5.3      Fractional Shares..............................................................          19
         5.4      Adjustments for Stock Splits and Combinations..................................          19
         5.5      Reorganization, Mergers, Consolidations or Sales of Assets.....................          19
         5.6      Sale of Shares Below Market or Conversion Price................................          19
         5.7      Certificate of Adjustment......................................................          20
         5.8      Reservation of Shares Issuable Upon Conversion.................................          21
         5.9      No Impairment..................................................................          21
         5.10     Forced Conversion..............................................................          21
         5.11     Qualified IPO and Qualified Sale...............................................          21

SECTION 6.        REDEMPTION OR PREPAYMENT OF THE NOTES; CHANGE IN CONTROL.......................          22

         6.1      Company's Option to Redeem the Notes...........................................          22
         6.2      Holder's Option of Prepayment of the Notes.....................................          22
         6.3      Notice of Redemption and Other Notices.........................................          22
         6.4      Allocation of Redemption Payments..............................................          22
         6.5      Surrender of Notes; Notation Thereon...........................................          22
         6.6      Purchase of Notes..............................................................          22
         6.7      Key Man Life Insurance.........................................................          23

SECTION 7.        SUBORDINATION; JUNIOR SECURITY INTEREST........................................          23

         7.1      Subordination..................................................................          23
         7.2      Junior Security Interest.......................................................          23
         7.3      No Payments on Notes Permitted.................................................          23

SECTION 8.        EVENTS OF DEFAULT; RIGHTS AND REMEDIES.........................................          23

         8.1      Events of Default..............................................................          23
         8.2      Suits for Enforcement..........................................................          24
         8.3      Remedies Cumulative............................................................          24
         8.4      Remedies Not Waived............................................................          24

SECTION 9.        PURCHASERS REPRESENTATIONS; TRANSFER OF SECURITIES.............................          25

         9.1      Due Authorization..............................................................          25
         9.2      Denominations and Transfer of Notes and Shares.................................          25
         9.3      Restrictions on Transfer.......................................................          25
         9.4      Legend.........................................................................          25
         9.5      Registration Rights............................................................          26
         9.6      No Limitation..................................................................          26

SECTION 10.       CONDITIONS TO CLOSING..........................................................          26

SECTION 11.       INDEMNITY......................................................................          27

         11.1     Company Indemnification........................................................          27
         11.2     Purchaser's Indemnification....................................................          27
         11.3     Defense of Claim...............................................................          27
         11.4     Remedies.......................................................................          27
         11.5     Procedures.....................................................................          27
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         11.6     Limitations on Indemnity.......................................................          28

SECTION 12.       MISCELLANEOUS..................................................................          28

         12.1     Termination....................................................................          28
         12.2     Notices........................................................................          28
         12.3     Confidentiality................................................................          29
         12.4     Survival.......................................................................          30
         12.5     Successors and Assigns.........................................................          30
         12.6     Amendment and Waiver, etc......................................................          30
         12.7     Counterparts...................................................................          30
         12.8     Severability...................................................................          30
         12.9     Governing Law..................................................................          31
         12.10    Specific Performance...........................................................          31
         12.11    Entire Agreement...............................................................          31
         12.12    Facilitation of Sale of Securities.............................................          31
         12.13    Creation of a Trust............................................................          31
         12.14    No Novation....................................................................          31
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                                    EXHIBITS

Exhibit A-1       Form of Convertible Note

Exhibit A-2       Form of Non-Convertible Note

Exhibit B         Form of Warrant

Exhibit C         Use of Proceeds

Exhibit D         Form of Confidentiality Agreement

Exhibit E         Form of Security Agreement

Exhibit F         Merger Agreement

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                             STRATAGENE CORPORATION
                          11011 NORTH TORREY PINES ROAD
                           LA JOLLA, CALIFORNIA 92037

                          SECURITIES PURCHASE AGREEMENT

                                                         Los Angeles, California
                                                          as of January 21, 2004

To TCW Special Credits Fund V -
         The Principal Fund
c/o Oaktree Capital Management, LLC
333 South Grand Avenue, Suite 2800
Los Angeles, California 90071

Ladies & Gentlemen:

                  Stratagene Corporation, a Delaware corporation formerly known as Stratagene Holding Corporation (the "Company"), hereby agrees with TCW Special Credits Fund V - The Principal Fund, a California limited partnership ("TCW Fund V"), and Harold Eastman, an individual ("Eastman"; Eastman and TCW Fund V are sometimes referred to individually herein as a "Purchaser" and collectively as the "Purchasers"), to amend and restate the Securities Purchase Agreement among the parties originally entered into on December 6, 1995 (the "Original Agreement") as follows:

                  SECTION 1.        DEFINITIONS.

                  As used herein, the following terms shall have the following meanings.

                  "Affiliate" shall mean, with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, with respect to any fund or trust, any Person which is a participant in or beneficiary of such fund or trust, and, with respect to any individual, any relative of such Person. For purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing provisions of this definition, (i) in no event shall either of TCW Fund V or Eastman (or any Affiliate of either of them) be deemed to be an Affiliate of the Company and
(ii) each of the officers and directors of the Company (other than Eastman), and any Person who directly or indirectly owns more than 10% of the capital stock of the Company (other than TCW Fund V), shall be deemed to be an Affiliate of the Company for purposes of this Agreement.

                  "Amendment Date" shall mean January 21, 2004.

                  "Articles" shall mean the Certificate of Incorporation of the Company, as in effect on the date hereof and as at any time amended or otherwise modified.

                  "Attributable Debt" shall mean, with respect to any sale-leaseback arrangement permitted pursuant to Section 4.13, as at the time of determination, the greater of (i) the fair value of the property subject to such arrangement (as determined in good faith by the Board of Directors of the Company) and (ii) the present value (discounted at a rate of 10%, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of any lease included in such sale-leaseback arrangement (including any period for which such lease has been extended).

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                  "Bastrop IDA" shall mean the Bastrop County Industrial
Development Corporation, a nonstock, nonprofit industrial development corporation existing under the laws of the State of Texas, and acting on behalf of Bastrop County, Texas.

                  "BH Asset Acquisition" shall mean the acquisition of assets of BioCrest Holdings, L.L.C. by the Company's wholly owned subsidiary, Stratagene California, a California corporation formerly known as Stratagene ("Stratagene"), contemplated by the term sheet annexed as Section 5.18 to the Stratagene Schedule of Exceptions To Representations and Warranties which is part of the Merger Agreement.

                  "BioCrest Bond Issue" shall mean the $9,100,000 Bastrop County Industrial Development Corporation Variable Rate Demand Industrial Revenue Bonds (BioCrest Partners, L.P. Project) Series 1997 issued by the Bastrop IDA.

                  "Bonds" shall mean, collectively, the bonds constituting the BioCrest Bond Issue issued by the Bastrop IDA in the aggregate original principal amount of $9,100,000.

                  "Change in Control" shall mean the occurrence of (i) any event or series of events, other than as a result of a Qualified IPO, the result of which cause Dr. Sorge and his Affiliates to hold (a) less than 62% of the issued and outstanding shares of Common Stock prior to the Merger Effective Date (assuming conversion of all then outstanding Convertible Notes) or (b) less than 34% of the issued and outstanding shares of Common Stock after the Merger Effective Date (assuming conversion of all then outstanding Convertible Notes) or (ii) the death of Dr. Sorge.

                  "Commission" shall mean the Securities and Exchange Commission or any other similar or successor agency of the federal government administering the Securities Act.

                  "Common Stock" shall mean the Company's common stock, $.0001 par value per share.

                  "Company" shall have the meaning assigned to such term in the recitals to this Agreement.

                  "Conversion Event" shall have the meaning assigned to such term in Section 5.1.

                  "Conversion Rate" shall have the meaning assigned to such term in Section 5.2.

                  "Conversion Shares" shall have the meaning assigned to such term in Section 2.1.

                  "Convertible Note" shall have the meaning assigned to such term in Section 2.1.

                  "Covenant Not to Compete" shall mean that certain Covenant Not to Compete dated as of December 6,1995 by and among the Company, TCW Fund V and Dr. Sorge, as the same may be amended or restated from time to time.

                  "Disclosure Schedule" shall mean that certain Schedule of Exceptions to Representations and Warranties prepared by the Company and delivered to MLBFS in connection with the Senior Credit Agreement.

                  "Documents" shall have the meaning assigned to such term in
Section 2.5.

                  "Dr. Sorge" shall mean Dr. Joseph A. Sorge, an individual.

                  "Earnout Liability" shall mean the net present value of the maximum liability incurred by the Company in connection with the acquisition by the Company of any Person, which is payable to the seller of such Person, discounted at an annual rate of interest of 10% and adjusted for the effect of the tax deductibility, if any, of such payments to the extent the Company could be reasonably expected to take advantage of any tax deductions relating to such payments.

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                  "EBITDA" for any period shall mean the consolidated net income of the Company and its Subsidiaries, as determined in accordance with GAAP, for the four full fiscal quarters ending on the last day of the fiscal quarter immediately prior to the date of determination, plus any amounts with respect to such period attributable to (i) provisions for income taxes, (ii) depreciation and amortization, and (iii) provisions for interest expense; provided, however, that EBITDA of the Company and its Subsidiaries shall not include any amounts attributable to (1) any gains on the sale or other disposition of fixed or capital assets, and any taxes on such excluded gains, (2) all items properly classified as extraordinary in conformity with GAAP, (3) net earnings of any Subsidiary of the Company accrued prior to the date it became a Subsidiary of the Company, (4) net earnings of any Person (other than a Subsidiary of the Company), substantially all the assets of which have been acquired by the Company or any Subsidiary of the Company in any manner, realized by such other Person prior to the date of such acquisition, (5) net earnings of any Person (other than a Subsidiary of the Company) which shall have been merged into or consolidated with the Company or any Subsidiary of the Company prior to the date of such merger or consolidation, (6) net earnings of any Person (other than a Subsidiary of the Company) in which the Company or any Subsidiary of the Company has an ownership interest except to the extent of any positive difference between (A) the net earnings actually received by the Company or such Subsidiary in the form of cash distributions and (B) all cash investments made by the Company or any of its Subsidiaries in such Person, (7) any portion of the net earnings of any Subsidiary of the Company that for any reason is unavailable for payment of dividends to the Company, (8) earnings resulting from any reappraisal, revaluation or write-up of assets, (9) any gain arising from the acquisition of any capital stock or other securities of the Company or any Subsidiary of the Company, (10) earnings resulting from any reversal of any reserve established on or prior to December 31, 2002, and (11) charges to earnings during the measurement period relating to payments made in respect of Earnout Liabilities. For the purposes of this Agreement, EBITDA shall include all losses (including noncash writedowns or devaluations) and income (if received by Stratagene as cash interest on outstanding loans, investments, advances or prepaid royalties) attributable to Stratagene's loans, advances or other interests (including prepaid royalties) in or to any and all affiliated entities (which shall include but not be limited to Phenogenex, L.L.C., Cenetron Diagnostics, Ltd., Iobion Informatics, L.L.C., BioCrest Holdings, L.L.C. or any of their affiliates or subsidiaries).

                  "Employment Agreement" shall mean that certain Employment Agreement dated as of December 6, 1995 by and among the Company, TCW Fund V and Dr. Sorge, substantially in the form attached hereto as Exhibit B, as amended prior to the date hereof and as the same may be amended or restated from time to time with the prior written consent of TCW which shall not be unreasonably withheld.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  "Existing Line of Business" means the investigation, development, licensing, manufacturing, brokering, selling or otherwise commercialization of any technology, intellectual property or products (including, without limitation, enzymes, bacterial strains, nucleic acids, laboratory equipment, instruments, software, antibodies, resins, membranes and chemicals) that can be used for diagnostic, therapeutic, pharmaceutical, industrial, toxicological, cosmetic or biological research and development, validation or testing.

                  "Fair Market Value" of a share of Common Stock as of a given date shall be (a) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (b) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by Nasdaq or such successor quotation system, or (c) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as determined conclusively by an independent investment banker or appraiser, nationally recognized to be expert in making such valuations, selected by a majority of the directors of the Company and approved by TCW in its reasonable discretion.

                  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and

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statements and pronouncements of the Financial Accounting Standards Board or in
such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

                  "Holder" shall mean, with respect to the Notes, each of TCW Fund V and Eastman or any other person who from time to time shall own any of the Notes and, with respect to the Conversion Shares, each of TCW Fund V and Eastman or any other person who from time to time shall own any of the Conversion Shares.

                  "Hycor" shall mean Hycor Biomedical Inc., a Delaware corporation, as the corporation which will survive the Merger contemplated by the Merger Agreement and become a wholly owned subsidiary of the Company.

                  "Indebtedness" means, as of any date, capital lease obligations, preferred stock (which is exchangeable into Indebtedness or if the holder or holders thereof have the right to cause the Company to purchase such stock), current and long-term portions of all debt with maturities of one year or longer, all debt with maturities of less than one year and other similar monetary obligations, whether direct or guaranteed, directly or indirectly, other than obligations with respect to deferred compensation and trade accounts payable.

                  "Independent Auditors" shall mean the independent certified public accountants of the Company as of the Amendment Date, or other independent certified public accountants of nationally recognized standing reasonably acceptable to MLBFS. As of the date of the Agreement, the Independent Auditors are Deloitte & Touche LLP.

                  "Intercreditor Agreement" shall mean that certain Intercreditor and Subordination Agreement, dated as of even date herewith, by and among MLBFS, the Purchasers and the Company.

                  "Knowledge of the Company" means to the best knowledge of each of the Chairman, Chief Executive Officer, Chief Financial Officer and General Counsel of the Company, after due inquiry and investigation.

                  "Large Holder of Notes" means any Person that owns Notes with a principal amount of $5,000,000 or more.

                  "Losses" shall have the meaning assigned to such term in
Section 11.1.

                  "Lien" means, with respect to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or capital lease, upon or with respect to any property or asset of such Person, or the signing or filing by or with the consent of such Person of a financing statement that names such Person as debtor, or the signing of any security agreement authorizing any other Person as the secured party to file any financing statement.

                  "Majority Conversion" shall mean the election by the Requisite Noteholders to convert their Notes into Conversion Shares.

                  "Material Adverse Effect" means a material adverse effect on
(i) the financial condition, business or properties of the Company and its Subsidiaries considered as a whole or (ii) the ability of the Company and its Subsidiaries considered as a whole to perform its obligations under this Agreement or any of the other Documents.

                  "Maturity" shall mean July 23, 2007, the date on which the Notes shall mature.

                  "Merger" shall mean the merger of Merger Sub with and into Hycor with the effect that Hycor will become a wholly owned subsidiary of the Company pursuant to and in accordance with the terms of the Merger Agreement.

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                  "Merger Agreement" shall mean that certain Agreement and Plan of Reorganization by and among the Company, Merger Sub and Hycor dated as of July 24, 2003, as amended by Amendment No. 1 to Agreement and Plan of Reorganization by and among the Company, Merger Sub and Hycor dated as of December 29, 2003, in the form attached hereto as Exhibit F, as the same may be amended or restated from time to time with the prior written consent of TCW in its reasonable discretion.

                  "Merger Effective Date" shall mean the date all conditions precedent to the transactions contemplated by the Merger Agreement have been satisfied (or waived with the prior written consent of TCW which shall not be unreasonably withheld) and such transactions have been consummated in accordance with, and subject to, the term of the Merger Agreement with the effect that Hycor has become a wholly owned subsidiary of the Company.

                  "Merger Sub" shall mean SHC Acquisition Sub, Inc., a wholly owned subsidiary of the Company.

                  "MLBFS" shall mean Merrill Lynch Business Financial Services Inc., a Delaware corporation, the Company's lender with respect to the Senior Financing.

                  "Net Worth" with respect to any Person shall mean the total shareholders' equity of such Person on a consolidated basis, as determined in accordance with GAAP.

                  "Non-Convertible Note" shall have the meaning assigned to such term in Section 2.1.

                  "Notes" shall have the meaning assigned to such term in
Section 2.1.

                  "Oaktree" means Oaktree Capital Management, LLC, a California limited liability company.

                  "Permitted Liens" means with respect to the Company and its Subsidiaries liens which are "Permitted Liens" under the Senior Credit Agreement as in effect on the Amendment Date.

                  "Permitted Senior Indebtedness" shall have the meaning ascribed to such term in Section 4.9 hereof.

                  "Permitted Subordinated Indebtedness" shall have the meaning ascribed to such term in Section 4.9 hereof.

                  "Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

                  "PIK Note" shall have the meaning ascribed to such term in
Section 4.1(b). Any such PIK Note shall be considered to be a Note for all purposes hereunder.

                  "Public Trading Date" shall mean the first date upon which the Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

                  "Purchaser Affiliate" means any investor in or any employee of TCW Fund V, TAMCO, Trustco or Oaktree, or in any company, joint venture, limited liability company, association or partnership of which TCW Fund V, TAMCO, Trustco or Oaktree is a shareholder, manager or general partner, as the case may be.

                  "Qualified IPO" shall have the meaning assigned to such term in Section 5.11.

                  "Qualified Sale" shall have the meaning assigned to such term in Section 5.11.

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                  "Redemption Event" shall mean the occurrence of either (i) a
Qualified Sale or (ii) a Qualified IPO.

                  "Registration Rights Agreement" shall mean that certain Registration Rights Agreement, dated as of December 6, 1995, by and between TCW Fund V and the Company, as amended and restated as of the Amendment Date. The parties acknowledge and agree that the Registration Rights Agreement will be terminated without any further action of any party thereto as a result of and conditioned upon the occurrence of all of the following: (i) the Merger Effective Date, (ii) the payment in full of all amounts owed in respect of the Non-Convertible Notes, and (iii) the conversion of the Convertible Notes in accordance with their terms.

                  "Related Expenses" shall have the meaning assigned to such term in Section 11.1.

                  "Requisite Noteholders" shall mean the holders of Notes with an aggregate principal amount equal to or greater than 50% of the aggregate principal amount of all then outstanding Notes.

                  "Requisite Shareholders" shall mean the holders of Conversion Shares representing at least a majority of the Conversion Shares (for purposes hereof, Conversion Shares shall not be counted unless they are issued).

                  "Restricted Investment" means, as applied to any Person, (a) any direct or indirect advance, loan or other extension of credit to, or guarantee of any Indebtedness of, any third person and (b) any direct or indirect capital contribution to, purchase or other acquisition of any capital stock, partnership interests or other equity or ownership investment in, any other person; provided, however, that Restricted Investments shall not include
(i) any instruments evidencing any direct obligations of the United States of America or any agency thereof enjoying the full faith and credit of the United States of America or any obligation issued or guaranteed by the United States of America or any agency thereof, in each case, maturing within 365 days of the date of the acquisition of such investment; (ii) certificates of deposit and other time deposits of, and other bank accounts with any bank or trust company which is organized under the laws of the United States of America or any state thereof having total assets of at least $10,000,000,000 and which is rated "C" or better by Thomson BankWatch or whose senior unsecured debt is given one of the three highest ratings by Standard & Poor's Corporation or Moody's Investor Service; (iii) investments in commercial paper, bankers acceptances and repurchase agreements rated or, in the case of repurchase agreements, the related collateral of which is rated, A-1 by Standard & Poor's Corporation or P-1 by Moody's Investor Service and not maturing more than 365 days from the date of acquisition thereof; (iv) any investment in any entity all of the capital stock or interests of which are owned directly or indirectly by such person; (v) an account maintained with a federal or state chartered depository institution or trust company which is rated "C" or better by Thomson BankWatch;
(vi) investments in the Company's Existing Line of Business and, if unanimously approved by the Company's Board of Directors, other lines of business; (vii) loans or advances to employees of the Company for housing and family emergencies, if not in excess of $50,000 to any one individual or $250,000 in the aggregate; (viii) loans or advances (including interest thereon) to Dr. Sorge of approximately $3.3 million outstanding as of the Amendment Date (but only until the Merger Effective Date); (ix) notes receivable from Dr. Sorge secured by certain real property in the amount of approximately $300,000 outstanding on the Amendment Date (but only until such loan's scheduled maturity); (x) investments of cash and/or assets, not to exceed $100,000 in the aggregate, in any non-wholly-owned entity but only to the extent that such entity is engaged in the Company's Existing Line of Business (other than existing investments, advances, prepayments and license fees paid by Stratagene to Phenogenex, L.L.C., Cenetron Diagnostics, Ltd., Iobion Informatics, L.L.C. and/or BioCrest Holdings, L.L.C. (the "Affiliated Entities") outstanding on the Amendment Date in the approximate aggregate amount of $5.2 million, provided, however, that additional funds not to exceed $1.0 million in the aggregate may be advanced, loaned or prepaid by the Company to such Affiliated Entities and be excluded from the definition of Restricted Investment; (xi) futures market hedging in the ordinary course consistent with past practices; and (xii) investments existing on the Amendment Date. For purposes of this definition, "capital stock," "partnership interests" and "ownership interests" shall include warrants, rights and options to acquire shares of capital stock, partnership interests and ownership interests, as the case may be.

                  "Securities" shall mean, collectively, the Notes and the Conversion Shares.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                  "Security Agreement" shall mean that certain Security Agreement, dated as of even date herewith, by and among the Company, TCW Fund, as agent for the Purchasers, and the other persons party thereto as "Grantors" in substantially the form of Exhibit E.

                  "Senior Credit Agreement" shall mean that certain credit agreement, dated as of even date herewith, by and among BioCrest Manufacturing, L.P., a Delaware limited partnership, the Company and BioCrest Holdings, L.L.C., a Delaware limited liability company, and MLBFS, as amended or restated from time to time, pursuant to which MLBFS is providing for secured term loan and revolving credit facilities and a stand-by letter of credit facility in favor of the holders of, and in the amount of, the Bonds.

                  "Senior Financing" shall mean the credit facilities made available to BioCrest Manufacturing, L.P., a Delaware limited partnership and a wholly owned subsidiary of the Company, pursuant to the Senior Credit Agreement and the other Loan Documents (as such term is defined in the Senior Credit Agreement).

                  "Stock Option Plan" shall mean the stock option plans for the granting of options to purchase Common Stock approved by a majority of the Board of Directors of the Company.

                  "Stockholders Agreement" shall mean that certain Stockholders Agreement, dated as of December 6, 1995, by and among the Company, TCW Fund V and each of the stockholders named therein as amended and restated as of the Amendment Date. The parties acknowledge and agree that the Stockholders Agreement will be terminated without any further action of any party thereto as a result of and conditioned upon the occurrence of all of: (i) the Merger Effective Date, (ii) the payment in full of all amounts owed in respect to the Non-Convertible Notes, and (iii) the conversion of the Convertible Notes in accordance with their terms.

                  "Stratagene" shall mean Stratagene California, a California corporation.

                  "Subsidiary" shall mean any corporation or partnership of which the Company and/or one or more of its Subsidiaries own more than 50% of
(i) the outstanding stock having by its terms ordinary voting power to elect a majority of the board of directors of such corporation, irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency, or
(ii) such partnership interests or otherwise control such partnership as a general partner or otherwise, and, except as otherwise expressly indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company. The Company's Subsidiaries shall, at all times, be deemed to include Stratagene and all Subsidiaries of Stratagene.

                  "TAMCO" shall mean TCW Asset Management Company, a California corporation, and its successors and assigns.

                  "Transfer" shall mean any sale, transfer or other disposition of any Securities, or of any interest in any thereof, which would constitute an offer or sale thereof within the meaning of the Securities Act.

                  "Trustco" shall mean Trust Company of the West, a California trust company, and its successors and assigns.

                  SECTION 2.        PURCHASE AND SALE OF SECURITIES.

                  2.1 Authorization and Issuance of Securities. The Company has duly authorized the issuance of (a) those certain Subordinated Secured Notes due July 23, 2007 in the aggregate principal amount of $10,005,088.27, of such notes (i) $9,000,000 in aggregate principal amount shall be convertible (the "Convertible Notes") into an aggregate of 1,753,604 shares (subject to adjustment pursuant to Section 5.2 through 5.7) of Common Stock (the "Conversion Shares"), each such Convertible Note to be in substantially the form of Exhibit A-1, and (ii) $1,005,088.27 in aggregate principal amount shall not be convertible (the "Non-Convertible Notes," and together with the Convertible Notes, the "Notes"), each such Non-Convertible Note to be in substantially the form of Exhibit A-2, (b) the Conversion Shares and (c) warrants to purchase shares of Common Stock in substantially the form of Exhibit B (the "Warrants").

                  2.2      The Closing. Subject to the conditions set forth in
Section 10, the Company hereby agrees to issue to the Purchasers the amended and restated Notes. The Purchasers shall deliver to the Company for cancellation those certain outstanding Stratagene Holding Corporation Convertible Subordinated Notes in the aggregate principal amount of $10,005,088.27 (after giving effect to a $14,000,000 principal payment made by the Company on or about the date hereof) (the "Subordinated Notes") currently held by the Purchasers. At the Closing, (i) TCW Fund V shall deliver to the Company for cancellation its remaining Subordinated Note in the aggregate principal amount of $9,836,550.70 (after giving effect to a $13,764,167.40 principal payment made by the Company on or about the date hereof) in exchange for (a) a Convertible Note in the original principal amount of $8,848,393.33 and (b) a Non-Convertible Note in the original principal amount of $988,157.37 and (ii) Eastman shall deliver to the Company for cancellation his remaining Subordinated Note in the aggregate principal amount of $168,537.57 (after giving effect to a $235,832.60 principal payment made by the Company on or about the date hereof) in exchange for (a) a Convertible Note in the original principal amount of $151,606.67 and (b) a Non-Convertible Note in the original principal amount of $16,930.90.

                  2.3 Purchase for Purchaser's Account. Each of the Purchasers represents and warrants to the Company that it is purchasing and will purchase the Securities for its own account, with no present intention of distributing or reselling the Securities or any part thereof in violation of the Securities Act, and that such Purchaser is prepared to bear the economic risk of retaining the Securities for an indefinite period, all without prejudice, however, to the right of such Purchaser at any time, in accordance with this Agreement, lawfully to sell or otherwise dispose of all or any part of the Securities held by it. It is understood that, in making the representations set forth in Sections 3.1, 3.2 and 3.3 below, the Company is relying, to the extent applicable, upon the representations and warranties of each of the Purchasers. Each of the Purchasers represents and warrants that it is an accredited investor, as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Notwithstanding the foregoing, TCW Fund V may at any time prior to the Merger Effective Date and without restriction, transfer Conversion Shares to any individual designated by TCW Fund V, pursuant to the Stockholders Agreement, to be a member of the Company's Board of Directors; provided, however, that such transfer rights shall expire upon the termination of the Stockholders Agreement.

                  2.4 Compliance. In reliance upon the representations and warranties of each of the Purchasers in Section 2.3, the Company has not registered the Securities under the Securities Act. Each of the Purchasers agrees that none of the Securities will be sold or offered for sale without registration under the Securities Act or the availability of an exemption therefrom or if the Securities Act is not applicable, nor in violation of any other law of the United States of America or any state or political subdivision thereof.

                  2.5 Expenses. Upon the Closing, the Company will pay all costs and reasonable expenses incurred by the Purchasers (a) relating to the negotiation, execution and delivery of this Agreement and the Notes, Stockholders Agreement, Registration Rights Agreement, Employment Agreement, Covenant Not to Compete, Articles, Security Agreement, Intercreditor Agreement, Warrants and UCC Financing Statements and any other agreement,, instrument, document or certificate necessary to consummate the transactions contemplated by this Agreement (collectively, the "Documents," which term shall exclude any documents provided by the Company to the Purchasers in connection with the Purchaser's "due diligence" examination of the Company and its Subsidiaries) and the issuance of the Securities (including, without limitation, fees, office charges and expenses of counsel to the Purchasers (provided, however, that the Purchasers shall be responsible for any fees and expenses of counsel to the Purchasers in excess of $100,000), (b) provided for in Sections 4.19 and 4.20(a) of this Agreement, (c) relating to printing the instruments evidencing the Securities after the Amendment Date, and (d) relating to any future amendments, waivers or consents under this Agreement or any other Document (including, without limitation, fees, office charges and reasonable expenses of counsel). The Company shall pay such costs and expenses, to the extent then payable, on the date of issuance of the Notes and thereafter from time to time within five business days of receipt of any invoice from any Holder with respect to any such costs and expenses.

                  SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE
                                    COMPANY.

                  The Company hereby represents, warrants and covenants to the Purchaser that as of the date of the Company's execution of this Agreement and as of the Amendment Date:

                  3.1      Organization; Power and Authority.

                  (a) The Company and each Subsidiary is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation. The Company and each Subsidiary have all requisite corporate power and authority to own or hold under lease the properties it purports so to own or hold except where the failure so to own or hold could not have a Material Adverse Effect, to transact its respective business as now transacted and proposed to be transacted, to execute and deliver this Agreement, the Securities and the other Documents to which it is a party and to perform the provisions hereof and thereof.

                  (b) The execution, delivery and performance of this Agreement, the Securities and the other Documents to which it is a party and the consummation of the transactions contemplated hereby (including the conversion of the Convertible Notes) and thereby have been duly authorized by all necessary corporate action on the part of the Company, and each of this Agreement, the Securities and the other Documents to which it is a party has been executed and delivered by the Company, and each of this Agreement and the other Documents to which it is a party constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.2 Capitalization. Upon the issuance of the Securities under this Agreement, the total number of shares of capital stock which the Company has authority to issue is 54,000,000 shares, consisting of 50,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock. The Company has the power and authority and has taken all actions (corporate or other) necessary to authorize it to enter into and perform its obligations and undertakings under this Agreement and the Document. Immediately prior to the issuance of the Notes under this Agreement, 15,632,668 shares of Common Stock will be issued and outstanding, and no shares of Preferred Stock will be issued and outstanding. Upon the issuance of the Notes under this Agreement, neither the Company nor any Subsidiary has outstanding any stock or securities convertible into or exchangeable for any shares of capital stock nor does it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any capital stock or stock or securities convertible into or exchangeable for any capital stock other than (i) the Notes to be issued pursuant to this Agreement and (ii) options to purchase shares of Common Stock as set forth and for the numbers of shares set forth on Schedule 3.2 hereto. The Conversion Shares will, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

                  3.3 Compliance with Laws, Other Instruments of the Company, Etc. None of the execution and delivery of this Agreement, or the issue and sale of the Securities or the consummation of the transactions herein or therein contemplated (including the conversion of the Convertible Notes), or compliance with the terms and provisions hereof and thereof will conflict with or result in a breach of, or require any consent under, the Articles or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency (other than filings which will be made by the Company as required by applicable state securities laws), or any agreement or instrument to which the Company or any Subsidiary is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any of the revenues or assets of the Company or any Subsidiary pursuant to the terms of any such agreement or instrument, except, in each case, where any such result would not individually or in the aggregate have a Material Adverse Effect. There is not in effect on the date hereof any agreement by the Company or any Subsidiary (other than this Agreement and the Registration Rights Agreement) pursuant to which any holders of securities of the Company or any Subsidiary have a right to cause the Company or any Subsidiary to register such securities under the Securities Act other than as set forth on Schedule 3.4 hereto.

                  3.4 Governmental Consents. Other than filings required by applicable federal and state securities laws which shall be made by the Company, and other than where the failure to file would not have a Material Adverse Effect, neither the nature of the Company or any Subsidiary or any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor (except as expressly provided for in this Agreement) any circumstance in connection with the offer, issue or sale of the Securities or the consummation of the transactions contemplated hereby (including the conversion of the Convertible Notes) is such as to require consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company or any Subsidiary as a condition to the execution and delivery of this Agreement or any other Document required in connection with the authorization, offer, sale and/or issuance of the Securities or the consummation of the transactions contemplated hereby.

                  3.5 Representations Under the Senior Credit Agreement. In addition to the representations and warranties made by the Company to the Purchasers in Sections 3.1, 3.2, 3.3 and 3.4 above, the Purchasers shall be entitled to rely on the representations and warranties made by the Company in the Senior Credit Agreement in effect as of the Amendment Date, and without giving effect to any amendments, waiver, or supplements made thereafter as if such representations and warranties were set forth herein in full (including any modifications made to such representations and warranties by the Company upon the execution of the Senior Credit Agreement (but excluding those made, added, or modified thereafter) pursuant to any schedule attached to or referred to in the Senior Credit Agreement or in any disclosure schedules delivered by the Company in connection with the initial execution and delivery of the Senior Credit Agreement, including, without limitation, the Disclosure Schedule as delivered in connection with the initial execution of the Senior Credit Agreement and excluding any additions, modifications, supplements, or amendments thereto made thereafter).

                  3.6 Original Agreement Representation and Warranties. The representations and warranties of the Company which were made to Purchasers pursuant to the Original Agreement were true and correct in all material respects as of the date of the Original Agreement.

                  SECTION 4.        COVENANTS OF THE COMPANY.

                  The Company hereby covenants and agrees that, so long as any Notes or PIK Notes are outstanding, unless the Requisite Noteholders otherwise give their prior written consent, the Company shall perform the covenants set forth in Section 4; provided, however, that nothing in this Section 4 or elsewhere in this Agreement shall prohibit, and the Company shall not be required to obtain the consent of the Requisite Noteholders to effect, (i) the Merger and the transactions contemplated by the Merger Agreement (as in effect on the Amendment Date), including, without limitation, the issuance by the Company of shares of Common Stock in connection with the Merger, (ii) the BH Asset Acquisition substantially in accordance with the term sheet attached hereto, (iii) the repurchase by the Company of shares of Common Stock beneficially owned by Dr. Sorge and Dr. Sorge's former wife upon the closing of the Merger, in the amounts, at the price, and on the other terms as previously approved by the Board of Directors of the Company on November 21, 2003 or (iv) any other transaction listed on Section 7.3 of the Disclosure Schedule. Notwithstanding the foregoing, the Company shall have no further obligation with respect to any of the provisions of this Section 4 after the date on which no Notes or PIK Notes are then outstanding and all amounts payable by the Company pursuant to this Agreement or the Notes and PIK Notes have been paid in full.

                  4.1      Payment of Notes; Penalty for Late Payment.

                  (a) So long as any Notes or PIK Notes are outstanding, the Company shall pay the principal of the Notes and PIK Notes, together with accrued interest and all other amounts payable by the Company hereunder, on the dates and in the manner provided in the Notes, the PIK Notes and this Agreement. All such payments shall be made in immediately available funds in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. All payments with respect to the Notes and PIK Notes shall be made by wire transfer to the Holders thereof, at the respective accounts designated by such Holders, or if no such account has been designated, payment to such Holder shall be made by cashiers or certified check by delivery to such Holder at the office of such Holder designated in
Section 12.2.

                  (b)      Subject to subsections (c), (d) and (f) of this
Section 4.1, the Notes shall bear interest from the Amendment Date at the rate of 15% per annum and shall be payable quarterly in arrears on April 15, July

15, October 15 and January 15 (each, a "Quarterly Payment Date"), with the first such payment of interest to occur on April 15, 2004. The Company shall pay quarterly interest payments in cash at an effective annual rate of 10%, with any portion not paid in cash to be paid by the delivery to each Holder of a newly-issued Non-Convertible Note in a principal amount equal to the amount of interest not then paid in cash (each, in substantially the form attached hereto as Exhibit A-2, a "PIK Note"). All PIK Notes shall be Non-Convertible Notes and, for the purposes of this Agreement (including but not limited to covenant calculations and default provisions but expressly excluding the provisions relating to conversion to shares of Common Stock as such PIK Notes shall not be convertible under any circumstance), the PIK Notes shall be included with the originally issued Notes as one class of security for covenant calculations and security interest participation.

                  (c) In the event that a required cash interest payment with respect to any Note is prohibited by the terms of the Intercreditor Agreement, (i) the interest rate on the Notes (including any then outstanding PIK Notes) will accrue on all amounts owed (whether or not then due) at the interest rate as set forth in subsection (b) above plus 100 basis points (such increase to be payable in PIK Notes), (ii) all portions of such required interest payment so prohibited to be paid in cash shall be paid in the form of additional PIK Notes in a principal amount equal to the amount of interest not paid in cash at such higher rate of interest (in the case of PIK Notes, the interest rate shall likewise be increased to such higher rate of interest upon failure to pay the minimum cash portion of interest payable thereon with all interest thereon not paid in cash to be paid in additional PIK Notes at the increased rate) and (iii) the failure to make such required interest payment in cash, if caused by such prohibition by the Intercreditor Agreement shall not constitute an Event of Default under Section 8.1(a) hereof.

                  (d) In the event that a required cash interest payment with respect to any Note is not prohibited by the terms of the Intercreditor Agreement and the Company fails to make any such required cash interest payment,
(i) the interest rate on the Notes (including any then outstanding PIK Notes) will accrue on all amounts owed (whether or not then due) at the interest rate as set forth in subsection (b) above plus 300 basis points (such increase to be payable in PIK Notes), (ii) all portions of such required interest payment not paid in cash shall be paid in the form of additional PIK Notes in a principal amount equal to the amount of interest not paid in cash at such higher rate of interest (in the case of PIK Notes, the interest rate shall likewise be increased to such higher rate of interest upon failure to pay the minimum cash portion of interest payable thereon with all interest thereon not paid in cash to be paid in additional PIK Notes at the increased rate) and (iii) the failure to make such required interest payment in cash shall constitute an Event of Default under Section 8.1 hereof if such failure continues for more than five
(5) business days.

                  (e) For all purposes hereunder, interest will be computed on the basis of a 365 or 366-day year, as appropriate, for the actual number of days elapsed.

                  (f) To the extent any Notes are then outstanding, the interest rate on the Notes (and the equivalent default rates set forth in subsections (c) and (d) above) will increase by 25 basis points on each of April 16, 2004, July 16, 2004, October 16, 2004 and January 16, 2005, and on each
April 16, July 16, October 16 and January 16 thereafter (e.g., to 15.25% on April 16, 2004, to 15.50% on July 16, 2004 and to 15.75% on October 16, 2004,
etc.). Any such interest rate increase(s) will be payable by the issuance of additional PIK Notes.

                  (g)      (i)      If pursuant to this Agreement any PIK Note
is required to be issued but is not actually issued and delivered to the Holders, then for all purposes under any of the Documents (including without limitation for determinations under Sections 4 and 5), such PIK Note shall be deemed to have been issued and delivered (provided that this Section 4.1(g)(i) does not serve to satisfy or waive the Company's obligation to issue and deliver such PIK Note);

                           (ii)     On each Quarterly Payment Date, the Company
shall deliver to the Holders a certificate (A) listing all Notes outstanding (including PIK Notes), and stating the principal balance on each Note, and (B) stating the then-effective Conversion Rate.

                  4.2 Stay, Extension and Usury Laws. The Company agrees (to the extent it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Company from paying all or a portion of the principal of the Notes (together with accrued interest thereon) as contemplated herein, wherever enacted, now or at any time hereinafter in force, or which may materially affect the covenants or the performance of this Agreement in a manner inconsistent with the provisions of this Agreement. The Company expressly waives all benefit or advantage of any such law. If a court of competent jurisdiction prescribes that the Company may not waive its rights to take the benefit or advantage of any stay or extension law or any usury law or other law in accordance with the prior sentence, then the obligation to make payments with respect to the Notes shall be reduced to the maximum legal limit under applicable law.

                  4.3 Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its and its Subsidiaries' corporate existence in accordance with the rights (charter and statutory), licenses and franchises of the Company or such Subsidiaries, except where the failure to maintain the corporate existence of a Subsidiary would not have a Material Adverse Effect.

                  4.4 Maintenance of Properties. The Company shall maintain, preserve, protect and keep its and its Subsidiaries' properties in good repair, working order and condition (ordinary wear and tear excepted), and make all repairs, renewals and replacements which are in management's reasonable judgment necessary to carry on its business.

                  4.5 Books and Records. The Company shall keep books and records which accurately reflect all of its and its Subsidiaries' material business affairs and transactions. It is understood by the parties that it will take some time before the Company will be able to bring its foreign subsidiary accounts to GAAP standards.

                  4.6 Accounting Changes. It is agreed by the parties that in some foreign countries the laws of those countries (e.g., Germany) require that a set of books be maintained which are not in compliance with GAAP. Notwithstanding the foregoing, the Company shall not (i) make or permit any material change in accounting principles or reporting practices, except as required by GAAP, or (ii) change its or its Subsidiaries' fiscal year.

                  4.7 Limitation of Activities. The Company and its Subsidiaries shall not engage in any business or investment activities other than those (i) constituting part of the Company's Existing Line of Business or
(ii) unanimously approved by the Company's Board of Directors.

                  4.8 Limitation on Dividends, etc. So long as any Notes are outstanding, the Company and its Subsidiaries shall be prohibited from (i) paying dividends on, making distributions in respect of, or repurchasing shares of, any capital stock or (ii) paying cash interest on or making redemptions or repayments with respect to Indebtedness which is subordinated to the Notes and PIK Notes. Notwithstanding the foregoing, the Company may (1) make dividends payable solely in the same class of capital stock of any such Person, (2) any such Person which is a partnership or a limited liability company may make cash distributions to its partners or members, as the case may be, to the extent of the federal and state income tax payable by such partners or members in any particular tax year or other period in respect of the taxable income of such Person allocated to such partners or members and (3) make purchases of stock options or shares of Common Stock issued under the Stock Option Plan (a) if a participant therein dies, becomes permanently disabled or his or her service with the Company is terminated (provided that the aggregate price paid for all such options and shares shall not exceed $500,000 in any 12-month period or $1,000,000 in the aggregate) or (b) upon the occurrence of the Company's initial underwritten public offering (provided that the aggregate price paid for all such options and shares, including amounts expended pursuant to the foregoing clause (a), shall not exceed $3,000,000); provided, however, that (A) the purchase price of any option shall be for a price no greater than the excess of
(x) the then Fair Market Value of the stock underlying such option over (y) the exercise price of the option, and (B) the purchase price of any share shall be for a price no greater than the Fair Market Value of such shares.

                  4.9 Limitation on Indebtedness. So long as any Notes or PIK Notes are outstanding, the Company shall not create, incur, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness except for (i) the Notes and PIK Notes, (ii) Permitted Senior Indebtedness (as defined below) and (iii) Permitted Subordinated Indebtedness (as defined below). "Permitted Senior Indebtedness" shall include
(a) the Senior Financing, (b) the Bonds, (c) Indebtedness existing as of the Amendment Date specified in Section 7.3(n) of the Disclosure Schedule, (d) Indebtedness incurred after the Amendment Date consisting of capital leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset, provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (iii) the aggregate amount of all such Indebtedness shall not exceed $50,000 at any time outstanding; (e) Earnout Liabilities, (f) all Attributable Debt, (g) other Indebtedness of the Company ranking senior to or pari passu with respect to the Notes and PIK Notes, (h) Indebtedness in respect of Guaranty Obligations of any such Permitted Senior Indebtedness and (i) any Indebtedness issued or given in exchange for, or the full proceeds of which are used to, extend, refinance, renew, replace, substitute or refund any such Permitted Senior Indebtedness, provided that, with respect to the incurrence of Indebtedness referred to in clauses (e), (f) and
(g), the Company's consolidated ratio of Senior Debt (as defined below) to EBITDA is less than 4.0x after giving pro forma effect to such incurrence. "Senior Debt" shall mean the Senior Financing, the Bonds, the Notes, the PIK Notes, Earnout Liabilities, Attributable Debt, and other Indebtedness ranking senior to or pari passu with the Notes and PIK Notes. "Permitted Subordinated Indebtedness" shall mean any Indebtedness of the Company ranking junior to the Notes and PIK Notes with respect to the payment of both interest and principal which has no mandatory cash payments of interest or principal at any time prior to the date which is one year after the Maturity of the Notes and PIK Notes.

                  4.10 Subsidiary Restrictions. So long as any Notes or PIK Notes are outstanding, the Company shall not issue or sell, and shall not permit any of its Subsidiaries to issue or sell, shares of capital stock of any Subsidiary. All subsidiaries of the Company shall be wholly owned other than to the extent not wholly-owned as of the Amendment Date. The Company shall not permit any Subsidiary to incur debt or permit any restriction on the ability of Subsidiaries to pay dividends to, or make loans or advances to, the Company or any of its Subsidiaries, except for restrictions under or by reason of (a) applicable law or (b) Permitted Senior Indebtedness in existence on the Amendment Date or any refinancing or refunding thereof which contains restrictions which are no more restrictive in any material respect than those contained in the obligations refinanced or refunded.

                  4.11 Limitation on Investments. So long as any Notes or PIK Notes remain outstanding, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly make any Restricted Investments.

                  4.12 Limitation on Liens. So long as any Notes or PIK Notes remain outstanding, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly grant, create, incur, assume or suffer to exist any Lien with respect to any asset of the Company or any Subsidiary, other than in respect of Permitted Liens.

                  4.13 Limitation on Sale-Leaseback Transactions. So long as any Notes and PIK Notes remain outstanding, the Company shall not, and shall not permit any Subsidiary to, enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the lease by the Company or any Subsidiary of property which has been or is to be sold or transferred by the Company or any Subsidiary to such lender or investor or to any person to whom the funds have been or are to be advanced by such lender or investor, which advance is secured by such property rental obligations of the Company or any Subsidiary, unless: (i) the incurrence of Attributable Debt in connection with such arrangement would be permitted under Section 4.9 and (ii) the sale or transfer of such property would be permitted under Section 4.14.

                  4.14 Limitation on Asset Sales. So long as any Notes or PIK Notes remain outstanding, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly sell, transfer or otherwise dispose of any asset or group of assets in a single transaction or series of related transactions (in either case with an aggregate value in excess of $250,000) unless (a) 80% or more of the consideration received therefrom shall consist of cash and (b) to the extent that there is non-cash consideration, such consideration does not constitute a Restricted Investment.

                  4.15 Limitation on Transactions with Affiliates. Until both the Public Trading Date has occurred and no Notes are then outstanding, the Company shall not, and shall not permit any Subsidiary to, make any payment to or investment in or enter into any transaction with, any Affiliate, including without limitation the purchase, sale, or exchange of property or the rendering of any service, and shall not amend, modify or waive (in each such case to the benefit of such Affiliate) the terms or conditions of any agreement between the Company and any Affiliate in existence on the date hereof. Notwithstanding the foregoing, the Company shall be permitted to (i) make reasonable cash advances consistent with the written policy of the Company and not in excess of $20,000 to Company employees for the purposes of travel related expenses, (ii) reimburse any employee for customary travel related expenses, or for entertainment expenses intended to enhance the Company's morale or enhance its going-concern value, (iii) enter into any transaction, not otherwise prohibited, with any Affiliate on terms that are (A) not less favorable to the Company and its Subsidiaries than those terms that could be obtained at the time from third parties pursuant to good faith negotiation on an arm's length basis and (B) approved in writing by TCW Fund V or unanimously by the Board of Directors of the Company, (iv) allow Dr. Sorge to obtain occasional legal and financial advice from Company employees, to utilize Company computers for personal word processing, financial management or remote access, and to have his administrative assistant facilitate certain personal obligations such as the composition, photocopying and mailing of letters, documents, tax returns, financial statements, insurance policies and other items of an administrative nature to allow Dr. Sorge to have more time to spend on Company related matters, and (v) make any payment required by the Employment Agreement.

                  4.16 Limitation on Mergers. So long as any Notes or PIK Notes remain outstanding, the Company shall not merge or consolidate with, or otherwise sell or transfer all or substantially all of its assets to, any other Person; provided, however, that this Section 4.16 shall not restrict the Company in its ability to acquire, or be acquired by, other Persons by means of a merger provided that, after giving effect to such merger (a) the surviving entity assumes all of the obligations of the Company under this Agreement and the Notes and PIK Notes, (b) the Company or surviving entity would be in compliance with all of the covenants, terms and conditions contained in this Agreement, (c) the Company or surviving entity would be able to incur $1.00 of additional Permitted Senior Indebtedness in accordance with Section 4.9; and (d) the Net Worth of the Company or surviving entity would be equal to or greater than that of the Company immediately prior to such merger.

                  4.17 Financial Reporting. The Company shall provide each Holder of Securities (other than Persons who are Holders solely because they hold Conversion Shares acquired in a public offering) with (i) unaudited monthly financial statements within 30 days of each monthly fiscal period (so long as the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act (such period being the "Pre-Reporting Period")) setting forth actual results with comparisons to budgeted and historical results, (ii) unaudited quarterly financial statements prepared in accordance with GAAP and Commission standards within 60 days after the end of each quarterly fiscal period during the Pre-Reporting Period (or otherwise within 45 days after the end of each quarterly fiscal period (for the first three fiscal quarters of the fiscal year)) and (iii) audited annual financial statements prepared in accordance with GAAP standards within 150 days after the end of each fiscal year during the Pre-Reporting Period (or otherwise within 90 days after the end of each fiscal year); provided, however, that the financial statements referred to in clause (i) above need not be provided to any Holder that (a) holds less than 50% of the Notes and Conversion Shares (assuming full conversion of all outstanding Notes) or (b) competes (or owns 10% or more of the outstanding shares of any Person that competes) with the Company in its Existing Line of Business. Notwithstanding the foregoing, in the event the Company is obligated or becomes obligated to provide any of the foregoing financial statements to any lender to the Company or any Subsidiary, then such financial statements shall be provided to Purchaser no later than the earliest date such financial statements are provided to any such lender. The Company shall further provide Purchaser with copies of each certificate, document, opinion or other instrument which the Company or any Subsidiary so provides to any such lender.

                  4.18 Provision of Financing. If, prior to the occurrence of the Public Trading Date, the Company or any of its Subsidiaries desires to solicit third parties for the purpose of obtaining equity or debt financing for amounts in excess of $1,000,000, then the Company shall first notify TCW Fund V of its intentions (each, a "Financing Notice"). The Financing Notice shall include the terms and conditions relating to such proposed financing. Within 15 days of the receipt by TCW Fund V of the Financing Notice, TCW Fund V shall be required to indicate whether or not it is willing to provide such financing; provided, however, that if TCW Fund V commits to provide such financing, it shall be obligated to complete such financing within 60 days of the date of its commitment (subject to reasonable and customary representations, warranties and conditions precedent, including provisions relating to the absence of material adverse changes). If TCW Fund V declines or fails to commit to provide such financing on the terms and conditions set forth in the Financing Notice, then the Company may solicit third parties to provide such financing so long as (i) the terms and conditions are not less favorable to the Company in any material respect relative to the terms and conditions set forth in the Financing Notice,
(ii) such financing is obtained and funded within 180 days of the date on which TCW Fund V notified the Company of its intention not to provide the financing contemplated by the Financing Notice, and (iii) such financing is otherwise in accordance with the terms of this Agreement, including Section 4.9. Notwithstanding the foregoing, the Company shall have no further obligation pursuant to this Section if TCW Fund V shall then hold less than 50% of the Notes and PIK Notes and Conversion Shares (assuming full conversion of the Notes and PIK Notes), excluding any Securities sold by TCW Fund V in accordance with Section 3 of the Stockholders Agreement. TCW Fund V acknowledges that it was not willing to provide the financing contemplated by the Senior Financing.

                  4.19 Delivery Expenses. Until both the Public Trading Date has occurred and no Notes or PIK Notes are then outstanding, if any Holder surrenders any Note or any certificate for any Conversion Shares to the Company or a transfer agent of the Company for exchange for instruments of other denominations or registered in another name or names, the Company will cause such new instruments to be issued and will pay the cost of delivering to or from the office of the Holder from or to the Company or its transfer agent, duly insured, the surrendered instrument and any new instruments issued in substitution or replacement for the surrendered instrument.

                  4.20     Taxes.

                  (a) Until both the Public Trading Date has occurred and no Notes or PIK Notes are then outstanding, the Company will pay all taxes (other than Federal, state or local income taxes) which may be payable in connection with the execution and delivery of this Agreement or the issuance and sale of the Securities hereunder or in connection with any modification of the Securities and will save the Holders of Securities harmless without limitation as to time against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay such taxes. The obligations of the Company under this Section shall survive any redemption, repurchase, conversion or acquisition of Securities by the Company and the termination of this Agreement.

                  (b) The Company shall pay prior to delinquency all material taxes, assessments and governmental levies that may be imposed upon the Company and its Subsidiaries, except (i) for any such taxes, assessments or other governmental levies being contested by the Company or any such Subsidiary in good faith by appropriate proceedings or (ii) to the extent that any such failure to pay would not reasonably be expected to have a Material Adverse Effect.

                  4.21 Restrictions on Certain Actions. The Company shall not make any amendment to the Articles or file any resolution of the board of directors with the Delaware Secretary of State containing any provisions which would materially and adversely affect the rights of the Holders of any Securities, unless such amendment or resolution is required by the managing underwriter of a Qualified IPO. The Company shall not issue any debt or equity securities with any voting rights other than those required by law; provided that the Company may issue shares of Common Stock and convertible securities with voting rights no greater than the voting rights associated with the shares of Common Stock into which such securities are convertible.

                  4.22 Authorized Capital Stock; Options. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of the conversion of the Notes, such number of Conversion Shares issuable upon the conversion of all outstanding Notes or PIK Notes. All Conversion Shares will, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company will take all such actions as may be necessary to assure that all Conversion Shares may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or national market upon which the Conversion Shares may be listed.

                  4.23 Use of Proceeds. The Company shall use the proceeds of the borrowings under the Senior Financing in accordance with Exhibit C.

                  4.24 Access to Information. Except for periods following the registration of the Common Stock pursuant to Section 6 of the Securities Act and during which the Company shall be subject to the reporting requirements of
Section 13 of the Exchange Act, and for so long as any Notes or PIK Notes are outstanding, the Company shall provide such information concerning the operations of the Company as TCW Fund V or any Large Holder of Notes and PIK Notes may from time to time reasonably request in writing, and upon reasonable advance notice permit representatives of TCW Fund V or any Large Holder of Notes and PIK Notes (i) full and free access during normal business hours to the properties, books and records of the Company, and (ii) to discuss the affairs, accounts and finances of the Company with the financial and management personnel of the Company and with the Independent Auditors (and the Company authorizes such Independent Auditors to discuss the Company's financial matters with TCW Fund V or any Large Holder of Notes or their respective representatives regardless of whether any representative of the Company is present); provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company. Pursuant to Section 12.3 hereof, all such information shall be treated by TCW Fund V or any Holder of Notes and PIK Notes as confidential. Notwithstanding the foregoing, no information need be provided by the Company to any Person (other than TCW Fund V) pursuant to this Section 4.24 if such Person competes (or owns 10% or more of the outstanding shares of any Person that competes) with the Company in its Existing Line of Business.

                  4.25 Compliance With Laws; Agreements. Until such time as the Public Trading Date has occurred, the Company shall, and shall cause its Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders and directives of any governmental or regulatory authority having jurisdiction over the Company, its Subsidiaries or its businesses, and with all agreements to which the Company or any Subsidiary is a party, except for any such non-compliance as could not reasonably be expected to have a Material Adverse Effect and provided the Company may in good faith contest any ruling or directive or compliance with any such agreements.

                  4.26 Maintenance of Insurance. Until such time as the Public Trading Date has occurred, the Company shall maintain insurance in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates. The Company shall at all times maintain "key man" life insurance covering the life of Dr. Sorge, in form and substance satisfactory to TCW Fund V. The minimum coverage amount on the Amendment Date shall be the principal amount of Notes issued to the Purchasers on the Amendment Date (such minimum being the "Minimum Coverage Amount"); provided, however, that the Minimum Coverage Amount shall decline proportionately with reductions in the principal amount of the Notes held by the Purchasers. Such "key man" life insurance shall be maintained so long as any Note is outstanding, and the Purchasers shall be named as the sole beneficiaries of such insurance. If the Company shall ever fail to pay when due any premium or other charge with respect to such "key man" policy, any Holder may pay such premium or charge, and the Company shall promptly reimburse such Holder. All insurance policies shall be maintained and renewed with Primerica or other insurance carriers having an A.M. Best & Co. rating of "A" or better. The Company shall provide TCW with a copy of a certificate or other evidence of such coverage on the Amendment Date and upon any circumstance when the coverage amount is lowered in accordance with this
Section 4.26.

                  4.27 Investment Company Act. Until such time as the Public Trading Date has occurred, the Company shall not become, and shall not permit any Subsidiary to become, an investment company subject to registration under the Investment Company Act of 1940, as amended.

                  4.28     Rights to Certain Information.

                  (a) In order to enable the Company to consult with or seek the advice of TCW Fund V from time to time with respect to business operations and other financial matters (without obligating TCW Fund V in any way to do so), so long as TCW Fund V owns 20% of the Convertible Notes issued (or 20% of the corresponding Conversion Shares) and whether or not TCW Fund V gives such advice, then:

                           (1) TCW Fund V, TAMCO, Trustco, Oaktree or any of their designated representatives (i) shall be entitled to discuss the business operations, properties and financial and other conditions of the Company with any authorized officer, employee, agent, representative, director or independent accountant of the Company and, upon reasonable notice to the Company, any such authorized officer, agent, representative, director or independent accountant of any Subsidiary of the Company, (ii) shall be entitled to submit proposals or suggestions to the Company's management from time to time with the requirement that the management of the Company and, upon reasonable notice to the Company, management of any Subsidiary of the Company shall discuss such proposals or suggestions with TCW Fund V, TAMCO, Trustco, Oaktree or any of their designated representatives within a reasonable period after such submission, and (iii) shall be entitled to call a meeting with the management of the Company and, upon reasonable notice to the Company, management of any Subsidiary of the Company at reasonable times and on reasonable notice in order to discuss such proposals or suggestions or for other purposes.

                           (2) TCW Fund V, TAMCO, Trustco, Oaktree or any of their designated representatives shall be entitled to visit and inspect the facilities of the Company and, upon reasonable notice to the Company, the facilities of any Subsidiary of the Company and to reasonably request information all at reasonable times and intervals (and on reasonable notice to the Company) concerning the general status of financial condition and operations of the Company.

                           (3) Upon request, TCW Fund V, TAMCO, Trustco, Oaktree or any of their designated representatives shall be entitled to receive, when available, copies of (i) financial statements, forecasts and projections provided to or approved by the Board of Directors of the Company and/or (ii) such other business or financial data, if available, as TCW Fund V, TAMCO, Trustco, Oaktree or any of their designated representatives may reasonably request.

                  (b) The information provided by the Company pursuant to Subsection (a)(2) and (a)(3) above shall be subject to the requirements of
Section 12.3 and TCW Fund V agrees that it shall not use such information in a manner that will violate applicable federal and state securities laws.

                  (c) Notwithstanding any other provision of this Agreement to the contrary, the rights of TCW Fund V pursuant to this Section shall not be transferable to any transferee other than TAMCO, Trustco or Oaktree.

                  4.29 Registration, Transfer, Exchange and Replacement of Securities.

                  (a) The Company will keep at its principal executive office a note register in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), it will provide for the registration and transfer of the Notes. The Holder of any Note may, at such Holder's option, surrender the same for transfer or exchange either at the principal executive office of the Company or at the place of payment named in said Note, accompanied in the case of a transfer by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the registered holder thereof or by such holder's attorney duly authorized in writing. In case any holder shall so request transfer or exchange of any Note, the Company at its expense will execute and deliver in exchange therefor one or more new Notes, as may be requested by such holder and as restricted by Section 9.2, in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Note or Notes so surrendered. Any Note issued in exchange for any other Note or upon transfer thereof shall carry the same rights to payment which were carried by the Note so exchanged or transferred. The Company and any agent of the Company may treat the person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment on such Note and for all other purposes whatsoever, whether or not such Note is overdue.

                  (b) Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of any Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, upon surrender and cancellation of such Note or receipt of such indemnity, the Company will make and deliver in lieu of such Note a new Note in the same unpaid principal amount and dated as of the Amendment Date. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any certificate evidencing any Conversion Shares, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to it, upon surrender and cancellation of such certificate or receipt of such indemnity, the Company will execute, register and deliver, in lieu thereof, a new certificate for an equal number of the Conversion Shares.

                  4.30 Rule 144. In order to permit the Holders of the Conversion Shares to sell the same, if they so desire and as permitted under
Section 9.3, pursuant to Rule 144 promulgated by the Commission (or any successors to such rules), the Company will, beginning after the Public Trading Date, use its commercially reasonable efforts to comply with all rules and regulations of the Commission applicable to the Company in connection with use of Rule 144 (or any successor thereto), including the timely filing of all reports with the Commission if the Company is otherwise obligated to do so, and the provision of any information regarding the Company other than marketing documents in order to enable such holders, if they so elect, to utilize Rule
144. Upon the request of any Holder of the Conversion Shares, the Company will deliver to such holder a written statement verifying that it has complied with such requirements.

                  4.31 Merger Effective Date. Upon the Merger Effective Date, simultaneously with the consummation of the Merger, all amounts owed on the Non-Convertible Notes (and any PIK Notes whether issued in respect of Convertible Notes or Non-Convertible Notes), including any accrued interest, will be due and payable.

                  SECTION 5.        CONVERSION OF CONVERTIBLE NOTES.

                  5.1      Conversion.

                  (a) In no event shall the holders of Non-Convertible Notes have any rights to convert such Non-Convertible Notes into Conversion Shares or otherwise.

                  (b) Concurrently with the occurrence of the Merger Effective Date (but only after payment in full of all amounts owed in respect of the Non-Convertible Notes, including all PIK Notes regardless of whether such PIK Notes were issued in payment of Convertible or Non-Convertible Notes), the Convertible Notes (including all accrued interest thereon but excluding PIK Notes issued and outstanding or deemed to be issued and outstanding) will convert automatically and without any further action on the part of the Purchasers, the Company or any other person into 1,753,604 shares of fully paid, non-assessable Common Stock (subject to adjustments made pursuant to Sections
5.4 through 5.7). Interest will accrue on the Convertible Notes through but not including the Merger Effective Date but any conversion shall be in satisfaction of all accrued interest thereon (excluding PIK Notes issued and outstanding or deemed issued and outstanding).

                  (c) In addition to the automatic conversion contemplated by Section 5.1(b) above, the Convertible Notes shall be subject to conversion upon or after the occurrence of any of the following (but only to the extent that any such event occurs prior to the Merger Effective Date): (i) a Qualified Sale (but only after payment in full of all amounts owed in respect of the Non-Convertible Notes, including all PIK Notes regardless of whether such PIK Notes were issued in payment of Convertible or Non-Convertible Notes), (ii) a Qualified IPO (but only after payment in full of all amounts owed in respect of the Non-Convertible Notes, including all PIK Notes regardless of whether such PIK Notes were issued in payment of Convertible or Non-Convertible Notes), or
(iii) the delivery to the Company of notice of a Majority Conversion (each a "Conversion Event"). In the event of the occurrence of a Conversion Event, each Convertible Note shall be convertible, at the option of the Holder thereof, at any time prior to the Merger Effective Date, at the office of the Company or any transfer agent for the Notes, into that number of fully paid and nonassessable shares of Common Stock determined by dividing the principal amount of such Convertible Note by $9,000,000 and multiplying the product by 1,753,604 (subject to adjustments made pursuant to Sections 5.4 through 5.7). In order to convert Convertible Notes into Conversion Shares, the Holder thereof shall surrender the Convertible Note(s) therefor, duly endorsed, at the office of the Company or to the transfer agent for the Convertible Notes, together with written notice to the Company stating that it elects to convert the same and setting forth the name or names in which it wishes the certificate or certificates for Conversion Shares to be issued, and the principal amount of the Convertible Notes being converted. The Company shall, as soon as practicable after the surrender of the Convertible Notes for conversion at the office of the Company or the transfer agent for the Convertible Notes, issue to each holder of such Convertible Notes, or its nominee or nominees, a certificate or certificates evidencing the number of Conversion Shares (and any other securities and property) to which it shall be entitled and, in the event that only a part of the Convertible Notes presented are converted, a Convertible Note evidencing the principal amount not so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Convertible Notes to be converted, and the person or persons entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, thereafter have only those rights of a holder of Common Stock of the Company. Any such conversion shall be in satisfaction of all accrued interest thereon (but excluding PIK Notes issued and outstanding or deemed issued and outstanding).

                  5.2 Conversion Rate. The number of shares of Common Stock issuable upon conversion of the Convertible Notes shall be 194.844888888 shares for every $1,000 of principal amount of the Convertible Notes being converted (the "Conversion Rate"), and shall be subject to adjustment from time to time as provided herein.

                  5.3 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Convertible Notes. Instead, the Company shall deliver cash in the form of its check for the Fair Market Value of the fractional share.

                  5.4 Adjustments for Stock Splits and Combinations. If the outstanding shares of the Common Stock shall be subdivided into a greater number of shares or if a stock dividend is made, the Conversion Rate in effect immediately prior to such subdivision or dividend shall, simultaneously with the effectiveness of such subdivision or dividend, be proportionately increased, and conversely, if the outstanding shares of the Common Stock shall be combined into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately reduced. Any adjustment to the Conversion Rate under this Section 5.4 shall become effective at the close of business on the date the subdivision or combination or dividend referred to herein becomes effective.

                  5.5 Reorganization, Mergers, Consolidations or Sales of Assets. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split-up or combination of shares), the consolidation or merger of the Company with or into another person (other than the Merger), or the sale or other disposition of all of substantially all of the properties of the Company as an entirety to another person (collectively referred to hereinafter as "Reorganizations"), the Holders of the Convertible Notes shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Convertible Notes the kind and number of shares of Common Stock or other securities or property (including cash) of the Company, or the other corporation resulting from such consolidation or surviving such merger, which would have been distributed to a holder of the number of shares of Common Stock which the Convertible Notes entitled the holders thereof to convert to immediately prior to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holders of the Convertible Notes, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Convertible Notes.

                  5.6      Sale of Shares Below Market or Conversion Price.

                  (a) If at any time or from time to time the Company shall issue or sell Additional Shares of Common Stock (as hereinafter defined) other than pursuant to the Merger or in a transaction which falls within Section 5.1,
Section 5.4 or Section 5.5, for an Effective Price (as hereinafter defined) less than the greater of (x) the Fair Market Value of the Common Stock or (y) the then effective conversion price calculated by dividing $1,000 by the then existing Conversion Rate (the "Adjusted Conversion Price"), then, and in each such case, the then existing Conversion Rate shall be adjusted to a rate per $1,000 principal amount of Convertible Notes determined by multiplying that Conversion Rate by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issue after giving effect to such issue of Additional Shares of Common Stock, and (ii) the denominator of which shall be (A) the number of shares of Common Stock outstanding at the close of business on the day next preceding the date of such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof deemed to have been received) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Adjusted Conversion Price.

                  (b) For the purpose of making any adjustment required in this Section 5.6, the consideration received by the Company for any issue or sale of securities shall:

                  (i) to the extent it consists of cash, the consideration received by the Company therefor shall be deemed to be the net amount of cash actually received by the Company, after deducting therefrom any compensation or discount paid or allowed to underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith;

                  (ii) to the extent it consists of property other than cash, the consideration other than cash shall be computed at the fair market value thereof as determined in good faith by the Board of Directors of the Company; and

                  (iii) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Common Stock, Convertible Securities or rights or options shall be computed as that portion of the consideration so received which is reasonably determined in good faith by the Board of Directors of the Company to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                  (c) For the purpose of making any adjustment in the Conversion Rate provided in this Section 5.6, if at any time, or from time to time, the Company issues any stock convertible into Additional Shares of Common Stock (such convertible stock being hereinafter referred to as "Convertible Securities") or issues any rights or options, other than options pursuant to the Stock Option Plan, to purchase Additional Shares of Common Stock for Convertible Securities (such rights or options being hereinafter referred to as "Rights"), then, and in each such case, the Company shall be deemed to have issued at the time of the issuance of such Rights or Convertible Securities the maximum number of shares of Additional Shares of Common Stock issuable upon exercise (other than options pursuant to the Stock Option Plan) or conversion thereof and to have received in consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Convertible Securities, plus in the case of such Rights, the amount of consideration, if any, payable to the Company upon exercise of such Rights, plus, in the case of Convertible Securities, the amount of consideration, if any, payable to the Company upon the conversion thereof. No further adjustment of the Conversion Rate, adjusted upon the issuance of such Rights or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such Rights or the conversion of any such Convertible Securities. If any such Rights or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Rate adjusted upon the issuance of such Rights or Convertible Securities shall be readjusted to the conversion rate which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Rights or conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for granting all of such Rights, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company on the conversion of such Convertible Securities.

                  (d) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company after the Amendment Date, whether or not subsequently reacquired or retired by the Company, other than the Conversion Shares; provided that such term shall exclude shares of Common Stock issued to employees of the Company at a price not less than the Fair Market Value thereof, as determined by the Board of Directors of the Company, and shares of Common Stock issued to holders of options to purchase Common Stock at an aggregate price not less than the aggregate exercise price of such options. The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5.6, into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 5.6, for such Additional Shares of Common Stock.

                  5.7 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Rate or the number of shares of Common Stock or other securities issuable upon conversion of the Convertible Notes, the Company shall no less frequently than annually compute such adjustment or readjustment in accordance with this Agreement and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each Holder of the Convertible Notes at the Holder's address as shown on the Company's note register. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Conversion Rate at the time in effect for the Convertible Notes, and (ii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Convertible Notes. At the written request of any Holder of Convertible Notes, the Company shall cause its Independent Auditors to verify the computations contained in the certificate prepared by the Company.

                  5.8 Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Convertible Notes, such number and class of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding Convertible Notes, and if at any time the number and class of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Convertible Notes, the Company shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number and class of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Company with another corporation where the Company is not the surviving corporation, effective provision shall be made in the certificate or articles of incorporation, documents of merger or consolidation, or otherwise, of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of Common Stock or other securities or property to provide for the conversion of the Convertible Notes in accordance with the provisions of this
Section 5.

                  5.9 No Impairment. The Company shall not amend its Articles or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the principal purpose of avoiding or attempting to avoid the observance or performance of any of the terms to be observed or performed by the Company pursuant to this Section 5.

                  5.10 Forced Conversion. Upon the occurrence of a Majority Conversion, the Company shall have the right, but not the obligation, to force a conversion of all then outstanding Convertible Notes to the extent such Holders have not participated in the Majority Conversion. Any such forced conversion shall in all other respects be in accordance with this Section 5, and, if the Company shall elect to force conversion of Convertible Notes, it shall promptly provide notice of such forced conversion to all Holders of Convertible Notes.

                  5.11 Qualified IPO and Qualified Sale. A "Qualified IPO" shall be deemed to have occurred if: (a) the issue price of the Common Stock in connection with an underwritten public offering shall be at least equal to 200% of the then effective price per Conversion Share based on the Conversion Rate;
(b) the Conversion Shares shall be fully-registered, Freely Transferable (as defined below) and, to the extent requested by a Holder of Convertible Notes, included in such offering (subject to (x) if on a pro forma basis accounting for all issuances in such IPO, TCW (and its affiliates) hold more than 5% of the Common Stock of the Company on a fully diluted basis, customary holdback agreements reasonably requested by the managing underwriter(s) of such offering and (y) the securities being Freely Transferable); and (c) if the Holders of 50% of the Convertible Notes do not elect to participate in such offering as a selling stockholder, the number of shares sold pursuant to such offering shall represent not less than 20% of the fully-diluted number of shares of Common Stock after giving pro forma effect to such offering and the conversion of the Convertible Notes. A "Qualified Sale" shall mean a merger or sale of the Company that results in a Change in Control if: (a) all stockholders are entitled to receive the same consideration; (b) the consideration received by Holders of Conversion Shares shall be at least equal to 200% of the then effective price per Conversion Share based on the Conversion Rate; (c) the consideration received by all stockholders shall be cash or Reasonably Liquid Securities (as defined below); and (d) holders of Conversion Shares shall be entitled to customary appraisal rights. "Freely Transferable" shall mean that (i) at least 50% of the aggregate number of Conversion Shares may be included in the Qualified IPO at the option of the Holders thereof and (ii) Conversion Shares not sold in the Qualified IPO and otherwise subject to customary holdback restrictions, pursuant to clause (x) of subsection (b) above, at the request of the managing underwriter(s) shall not be subject to restrictions on transfer for a period in excess of 180 days from the date of the Qualified IPO. A security shall qualify as being "Reasonably Liquid" if (i) such security is registered and immediately saleable, (ii) the equity market capitalization of the issuer of the securities shall be in excess of $250 million and (iii) the equity market value of shares held by holders of the Convertible Notes (upon conversion) and third parties unaffiliated with Dr. Sorge, the issuer of the securities and which are otherwise not subject to transfer restrictions, shall be not less than $100 million; provided, however, that the foregoing market capitalization minimums shall be reduced proportionately by the principal amount of Convertible Notes that are redeemed or repurchased in cash prior to a Qualified Sale, provided that in no event shall such market capitalization minimums be reduced by more than 50% (to $125 million and $50 million, respectively).

                  SECTION 6.        REDEMPTION OR PREPAYMENT OF THE NOTES;
                                    CHANGE IN CONTROL.

                  6.1 Company's Option to Redeem the Notes. The Notes shall not be subject to redemption or prepayment at the option of the Company except upon or after a Redemption Event. If a Redemption Event shall occur, the Company may, at its option and upon notice given as provided in Section 6.3, redeem all, but not less than all, of the outstanding Notes at a price equal to the principal amount thereof (together with accrued interest thereon).

                  6.2 Holder's Option of Prepayment of the Notes. If at any time there is (i) a Change in Control or (ii) a Nonqualifying Asset Sale (as hereinafter defined), then the Company shall, within 30 days following the occurrence of any such event, send a notice to all of the Holders of the outstanding Notes offering to repurchase the outstanding Notes. Any such Notes shall be redeemed at a price equal to the principal amount thereof (together with accrued interest thereon). In the event of a Change in Control, the Company shall offer to repurchase all of the outstanding Notes. In the event of a Nonqualifying Asset Sale, the Company's obligation to repurchase Notes shall be limited to the amount, if any, of the Nonqualifying Proceeds (as hereinafter defined). The Holders of Notes that desire to accept such offer in whole or in part must advise the Company of such acceptance within 30 days of the date of such notice. The Company shall then repurchase each Note so offered for repurchase by the Holders, to the extent of the Nonqualifying Proceeds in the event of a Nonqualifying Asset Sale, by paying such Holders, in immediately available funds, within ten days of the Company's receipt of each such Holder's acceptance notice, the principal amount of the Notes (together with accrued interest thereon) so to be prepaid as specified in such notice. "Nonqualifying Asset Sale" shall mean any sale of assets of the Company for cash proceeds in excess of $250,000, either individually or in the aggregate, where the Company has not, within 180 days following such sale, applied all of the cash proceeds toward (x) reinvestment in its existing line of business, (y) permanently prepaying all or a portion of the Senior Financing or the Bonds (or any refinancings or extensions thereof), or (z) any combination of both (x) and (y). "Nonqualifying Proceeds" shall mean the amount of cash proceeds from a Nonqualifying Asset Sale, after reduction for any application of such proceeds as stated in the foregoing sentence.

                  6.3 Notice of Redemption and Other Notices. The Company will give written notice of redemption of the Notes pursuant to Section 6.1 to each Holder of any outstanding Notes not less than 25 nor more than 60 days prior to the date fixed for such redemption in such notice, which notice shall specify the amount so to be prepaid and the date fixed for such redemption. Upon the giving of notice of any redemption as provided in this Section 6, the Company will redeem on the date (the "Redemption Date") therein fixed for redemption the principal amount of the Notes so to be prepaid as specified in such notice. Unless the Company shall have refused or failed to pay such amount upon tender of Notes so called for redemption, interest on such Notes shall cease to accrue, and the right or obligation to convert any Convertible Notes so tendered shall terminate, on the Redemption Date.

                  6.4 Allocation of Redemption Payments. Each redemption payment of less than the entire unpaid amount of all outstanding Notes shall be applied first to the Non-Convertible Notes on a pro rata basis, second to any PIK Notes on a pro rata basis and third to the Convertible Notes on a pro rata basis, in each case according to the respective unpaid principal amounts thereof.

                  6.5 Surrender of Notes; Notation Thereon. Upon any redemption of a portion of the principal amount of any Note, the Holder of such Note at its option may require the Company to make and deliver, at the expense of the Company (other than for transfer taxes, if any), upon surrender of such Note, a new Note payable to such person or persons as may be designated by such Holder in the principal amount of the surrendered Note then remaining unpaid, dated as of the Amendment Date, or may present such Note to the Company for notation thereon of the partial payment.

                  6.6 Purchase of Notes. The Company will not, and will not permit any Affiliate to, acquire directly or indirectly by purchase or prepayment or otherwise any of the outstanding Notes except by way of payment or redemption in accordance with the provisions of the Notes and of this Agreement unless the Company or such Affiliate offers to acquire the same proportion of the aggregate principal amount of Notes held by each Holder of the Notes on the same terms and conditions. Any Notes so acquired shall not be deemed to be outstanding.

                  6.7 Key Man Life Insurance. Any proceeds received by either of the Purchasers with respect to the "key man" life insurance policy referred to in Section 4.26 shall be deemed to have been paid by the Company pursuant to Section 6.2 to the extent that the Holders shall have accepted the Company's offer to repurchase the Notes. All excess proceeds shall be paid to the Company.

                  SECTION 7.        SUBORDINATION; JUNIOR SECURITY INTEREST.

                  7.1 Subordination. The Company and each Holder of Notes, by its acceptance thereof, agrees that all debts and obligations now or hereafter evidenced by the Notes or otherwise arising under or pursuant to this Agreement are subordinated with respect to the Senior Financing, in accordance with the terms of the Intercreditor Agreement.

                  7.2 Junior Security Interest. Subject to Permitted Liens, the Notes will be secured by a second priority lien and security interest in all of the personal property assets of the Company, as well as all of the personal property assets of those Persons executing the Security Agreement as a "Grantor"; provided, however, that in no event shall such second priority lien and security interest apply to the real property interests of any "Grantor."

                  7.3 No Payments on Notes Permitted. Notwithstanding anything in this Agreement to the contrary, no payments shall be made with respect to the Notes while any obligations are outstanding under the Senior Credit Agreement or so long as MLBFS has any commitment thereunder, to the extent prohibited by the Intercreditor Agreement. However, in such event, the interest rate on the Notes may be increased pursuant to Section 4.1 hereof.

                  SECTION 8.        EVENTS OF DEFAULT; RIGHTS AND REMEDIES.

                  8.1 Events of Default. If any of the following events (each, an "Event of Default") shall occur:

                  (a) Subject to Section 4.1(c), default shall be made in any payment or principal or interest with respect to any Note when and as the same shall become due and payable, whether at Maturity, by acceleration, by notice or obligation to give notice of redemption or prepayment or otherwise, and any such failure shall continue for more than five (5) business days; or

                  (b) Default shall be made in the performance or observance of any covenant, agreement or condition contained in Section 4.1,
Section 5 or Section 6, and any such failure shall continue for more than five
(5) business days; or

                  (c) Default shall be made in the performance or observance of any covenant, agreement or condition contained in Sections 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, and 4.16, such default shall have not been permanently cured within five (5) business days after the earlier to occur of (i) the Company shall have received notice of such default from any Holder of Notes or (ii) such default shall be within the Knowledge of the Company, and such default, if of a determinable financial amount, is in excess of $100,000 either individually or in the aggregate; or

                  (d) Default shall be made in the performance or observance of any other covenant, agreement or condition contained in Section 4 of this Agreement and such default shall have continued for a period of 60 days after the Company shall have received notice of such default from Holders of Notes representing at least 25% of the principal amount of all outstanding Notes; or

                  (e) Failure of the Company to pay any principal of or interest on any of its Indebtedness (including without limitation any such Indebtedness assumed or guaranteed) for a period longer than the grace period, if any, provided for such payment under the terms thereof; any other material default under any material instrument or agreement evidencing, creating, securing or otherwise relating to such Indebtedness (including without limitation any guaranty or assumption agreement relating to such Indebtedness) or other material event shall occur or continue beyond any applicable grace period under the terms thereof, if as a result of such default or other event such Indebtedness (or the obligations under any such guaranty or assumption agreement) has become due and payable prior to the stated maturity thereof; provided, that any such default shall not constitute an Event of Default hereunder if the Company has contested such obligation in good faith, so long as adequate reserves or other appropriate provisions as shall be required by GAAP have been made therefor, provided, however, that this paragraph shall only apply to the following types of Indebtedness: (i) any instrument or agreement with respect to Indebtedness with an outstanding principal balance of more than $5,000,000; or (ii) any other instruments or agreements with respect to Indebtedness which in the aggregate exceed $2,000,000 and are in default at one time; or

                  (f) Any final judgment(s) shall be entered against the Company or any involuntary Lien(s) of any kind or character shall attach to any assets or property of the Company, or any order is entered in any proceeding directing the winding up, dissolution or liquidation of the Company; provided that the Company shall have sixty (60) days after discovery of any such Lien or order to remove such Lien or vacate such order or, if such Lien cannot be removed or such order vacated within sixty (60) days, an additional period of time to last for so long as the Company proceeds in good faith and with due diligence to cure such Lien or to vacate such order; and provided, further, that this paragraph shall only apply to judgments, or involuntary Liens securing obligations, in an amount in excess of $1,000,000 individually or $5,000,000 in the aggregate; or

                  (g) The Company shall file any petition or action for relief under any bankruptcy, insolvency, reorganization, moratorium, creditor composition, or any other law for the relief of or relating to debtors; an involuntary petition shall be filed under any bankruptcy law against the Company and not dismissed within sixty (60) days, or a custodian, receiver, trustee, assignee for the benefit of creditors, or other similar official shall be appointed to take possession, custody or control of any substantial part of the properties of the Company and is not discharged within sixty (60) days; or

                  (h) Dr. Sorge shall fail to provide the Company with his full-time employment services for a period of more than 45 days; provided that the taking of customary vacation time or time lost due to sickness or accident not deemed to be a permanent disability shall not constitute the failure to provide full-time employment services; and provided, further, that no such failure shall be deemed to have occurred in the event of Dr. Sorge's death or disability if the Purchasers shall have received the proceeds of the "key man" life insurance policy obtained in accordance with Section 4.26; and provided, further, that no such failure shall be deemed to have occurred in the event that Dr. Sorge is replaced within 45 days by an individual acceptable to TCW Fund V in its sole discretion;

THEN (1) upon the occurrence of any Event of Default described in Subsection
(a), (b) or (g), the principal amount of all Notes and PIK Notes, together with accrued interest and all other amounts payable by the Company hereunder, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, or (2) upon the occurrence of any other Event of Default, the Requisite Noteholders may, by written notice to the Company, declare all Notes and PIK Notes to be, and the same shall forthwith become, due and payable, together with all other amounts payable by the Company hereunder.

                  8.2 Suits for Enforcement. If any Event of Default shall have occurred and be continuing, the Holder of any Note may proceed to protect and enforce its rights, either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement, or the Holder of any Note may proceed to enforce the payment of all sums due upon such Note or to enforce any other legal or equitable right of the Holder of such Note.

                  8.3 Remedies Cumulative. No remedy herein conferred upon the Holder of any Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

                  8.4 Remedies Not Waived. No course of dealing between the Company and any Holder of any Note and no delay or failure in exercising any rights hereunder or under any Note in respect thereof shall operate as a waiver of any of the rights of any Holder of such Note.

                  SECTION 9.        PURCHASERS REPRESENTATIONS; TRANSFER OF
                                    SECURITIES.

                  9.1 Due Authorization. Each of the Purchasers represents and warrants that (i) the execution and delivery of this Agreement by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of such Purchaser and (ii) this Agreement and each of the Documents to which such Purchaser is a party have been duly executed and delivered by such Purchaser and constitute valid and binding agreements of such Purchaser, each enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (b) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

                  9.2 Denominations and Transfer of Notes and Shares. The Notes shall be issuable as registered Notes in denominations of not less than $1,000 in principal amount. Notes may be exchanged by the Holders thereof into new Notes with the same aggregate denominations; provided, however, that except in accordance with the last sentence of Section 2.3 of this Agreement, a Holder may not transfer Notes having an aggregate denomination of less than $2,000,000 to any Person who is not a Purchaser or an Affiliate of a Purchaser unless
(a)(i) in the case of TCW Fund V, TCW Fund V is making a liquidating distribution of assets to its partners or (ii) such Holder, together with every Person under common control with such Holder, is transferring 100% of the Notes it holds to a Person who is not an Affiliate of such Holder, and (b) the transferee agrees to comply with the restrictions set forth in Section 11.2,
Section 12.3 and this Section 9. Certificates evidencing Conversion Shares may be exchanged by the Holders thereof into new Certificates with the same aggregate denominations; provided, however, that, except in accordance with
Section 3 of the Stockholders Agreement or the last sentence of Section 2.3 of this Agreement, prior to the Public Trading Date, a Holder may not transfer less than 200,000 Conversion Shares to any Person who is not a Purchaser or an Affiliate of a Purchaser unless (a)(i) in the case of TCW Fund V, TCW Fund V is making a liquidating distribution of assets to its partners or (ii) such Holder, together with every Person under common control with such Holder, is transferring 100% of the Conversion Shares it holds to a Person who is not an Affiliate of such Holder, and (b) the transferee agrees to comply with the restrictions set forth in Section 11.2, Section 12.3 and this Section 9.

                  9.3 Restrictions on Transfer. Prior to any transfer or attempted transfer of any Securities, the Holder of such Securities shall give written notice to the Company of such Holder's intention to effect such transfer; provided, however, that upon registration of the Conversion Shares under the Securities Act, no such notice shall be required and nothing contained in this Section 9 shall restrict the transferability of the Conversion Shares. Each such notice (i) shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall contain an undertaking by the Person giving such notice to furnish such other information as may be required, to enable counsel to render the opinions referred to below, and (ii) shall designate the counsel for the Person giving such notice. Such Person shall obtain the services of counsel described below at its own expense. The Person giving such notice shall submit a copy thereof to the counsel designated in such notice. If in the opinion of such counsel, which is reasonably satisfactory to the Company, the proposed transfer of such Securities may be effected without registration of such Securities under the Securities Act, the Company shall, within five business days after delivery of such opinion to the Company, so notify the holder of such Securities and such holder shall thereupon be entitled to transfer such Securities in accordance with the terms of the notice delivered by such Holder to the Company. Each Note or certificate evidencing Conversion Shares, as appropriate, thus to be transferred (and each Note or certificate evidencing any untransferred balance of Conversion Shares) shall bear the restrictive legend set forth in Section 9.4. Notwithstanding the foregoing, TCW Fund V may at any time prior to the Merger Effective Date and without restriction, transfer Notes and Conversion Shares to any individual designated by TCW Fund V, pursuant to the Stockholders Agreement, to be a member of the Company's Board of Directors; provided, however, that such transfer rights shall expire upon the termination of the Stockholders Agreement.

                  9.4 Legend. Until registration of the Conversion Shares under the Securities Act, the Company shall place an appropriate legend on the certificates evidencing such Conversion Shares concerning (i) the restrictions set forth in this Section 9 and (ii) the restrictions set forth in the Stockholders Agreement, and the Company may refuse to transfer the Conversion Shares on its books should the holder thereof attempt to transfer any securities without complying with such restrictions. The Company shall also place an appropriate legend on the

Notes concerning the restrictions set forth in this Section 9 and may refuse to transfer Notes should the holder thereof attempt to transfer Notes without complying with such restrictions.

                  9.5 Registration Rights. The Company has agreed to provide to the Purchaser certain registration rights in respect of the Conversion Shares. The terms and provisions of those registration rights are set forth in the Registration Rights Agreement. Anything herein to the contrary notwithstanding, TCW Fund V may request registration in accordance with the Registration Rights Agreement.

                  9.6 No Limitation. Nothing contained in this Section 9 shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to the Purchasers, provided that the Company is relying in part on the representations of the Purchasers in Sections 2.3, 9.1 and 9.3 in making the representations made in Section 3.1, 3.2 and 3.3 by the Company.

                  SECTION 10.       CONDITIONS TO CLOSING.

                  As a condition to the obligations of the Purchasers hereunder and prior to the issuance of the Notes:

                  (a) the Company shall have delivered to the Purchasers (in form and substance reasonably satisfactory to TCW Fund V and its counsel) a certificate, dated the date hereof, of the Secretary or an Assistant Secretary of the Company, (A) attaching a true and complete copy of the resolutions of the Board of Directors of the Company, and of all documents evidencing other necessary corporate or shareholder action (in form and substance reasonably satisfactory to the Purchasers and to their counsel) taken by the Company in connection with the matters contemplated by this Agreement, (B) attaching a true and complete copy of the Articles, (C) setting forth the incumbency of the officer or officers of the Company who sign this Agreement, and each certificate for the Securities, including therein a signature specimen of such officer or officers, and (D) attaching certificates of good standing (including tax status, if applicable) of the Delaware Secretary of State;

                  (b) the Company shall deliver to the Purchasers a copy of the audited financial statements of the Company for the fiscal year ending December 31, 2002 prepared in accordance with GAAP which fairly present the information included therein, accompanied by an opinion of the Company's Independent Auditors promptly after they are available and in no event later than February 29, 2004;

                  (c) the Company shall deliver to the Purchasers copies of the Company's unaudited balance sheet for the fiscal quarter ended September 30, 2003, and related unaudited statements of earnings and stockholders' equity prepared in accordance with GAAP which fairly present the information included therein promptly after they are available and in no event later than February 29, 2004;

                  (d) the Company shall have delivered to the Purchasers in form and substance satisfactory to TCW Fund V and its counsel fully executed originals of the Registration Rights Agreement (as amended and restated), Stockholders Agreement (as amended and restated), Employment Agreement and Covenant Not to Compete;

                  (e) the Company shall have delivered to the Purchasers a copy of the Articles, certified by the Delaware Secretary of State;

                  (f) all representations and warranties of the Company contained in Section 3 shall be true in all material respects on and as of the Amendment Date with the same effect as though such representations and warranties had been made on and as of the Amendment Date; the Company shall have performed in all material respects all agreements on its part required to be performed under this Agreement or any other Document on or prior to the Amendment Date; no default or Event of Default shall have occurred and be continuing; the Company shall not have consolidated with, merged into, or sold, leased, or otherwise disposed of its properties as an entirety or substantially as an entirety to any Person; and the Purchasers shall have received a certificate signed by Dr. Sorge, the chairman, chief executive officer and the chief financial officer dated as of the Amendment Date, certifying as to the effect specified in this paragraph;

                  (g)      the Company shall have obtained the Senior Financing;
and

                  (h) the Company shall have delivered to the Purchasers (in form and substance reasonably satisfactory to TCW Fund V and its counsel) such other documents, agreements, instruments, certificates and evidence relating to the matters contemplated by this Agreement as the Purchasers or their counsel shall reasonably require, including without limitation, evidence that the Company has sufficient authorized and reserved shares of Common Stock on the date hereof to meet the Company's obligations herein.

                  SECTION 11.       INDEMNITY.

                  11.1 Company Indemnification. The Company shall indemnify and save harmless the Purchasers from, against, for and in respect of any out-of-pocket loss, obligation, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge (collectively, the "Losses") incurred or required to be paid by the Purchasers which arises out of or relates to any third party claim with respect to (i) any representation or warranty made by the Company in Section 3 hereof or in any certificate delivered pursuant to this Agreement being untrue, inaccurate or misleading in any material respect, as of the date given, or (ii) the breach of any covenant made by the Company in Section 4, Section 5 or Section 6 hereof, or
(iii) the failure of the Company to comply with, perform or observe any other term, provision or condition contained in this Agreement, any Document to which the Company or Stratagene is a party, or in any certificate delivered pursuant to this Agreement; and any reasonable expenses as incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder, including, without limitation, court filing fees, court costs, reasonable arbitration fees or reasonable costs, witness fees, and fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals reasonably required in connection therewith (collectively, "Related Expenses"); provided, however, that the Company shall not be liable for any Losses or Related Expenses
(a) to the extent attributable to a loss in the market value of the Notes or Conversion Shares or (b) resulting from action on the part of either of the Purchasers that is finally determined in such proceeding to be wrongful and which is unrelated to any wrongful act by the Company or its representatives.

                  11.2 Purchaser's Indemnification. The Purchasers agree to indemnify and save harmless the Company from, against, for and in respect of any out-of-pocket Loss or Related Expenses incurred or required to be paid by the Company which arises out of or relates to any third party claim with respect to
(i) any representation or warranty made by the Purchaser hereunder or in any certificate delivered pursuant to this Agreement being untrue, inaccurate or misleading in any material respect as of the date given, (ii) the breach of any covenant made by the Purchasers hereunder or (iii) the failure of the Purchasers to comply with, perform or observe any other term, provision or condition contained in this Agreement or any Document to which either Purchaser is a party; provided, however, that the Purchasers shall not be liable for any Losses or Related Expenses resulting from action on the part of the Company that is finally determined in such proceeding to be wrongful and which is unrelated to any wrongful act by either of the Purchasers or their respective representatives.

                  11.3 Defense of Claim. Each of the parties hereto agrees to render to the other parties such assistance as this may reasonably require and to cooperate in good faith with the other parties in order to ensure the proper and adequate defense of any claim, action, suit or proceeding brought by any third party relating to this Agreement.

                  11.4 Remedies. The remedies of the parties provided for in this Section 11 shall be cumulative and shall not preclude the assertion by any party of any other rights such party may have under this Agreement, applicable law or otherwise.

                  11.5 Procedures. In no case shall an indemnifying party be liable for Losses or Related Expenses unless it shall be notified by the indemnified party, by letter or facsimile confirmed by letter, of the written assertion of a claim by the indemnified party or of any third party action commenced against the indemnified party promptly after the indemnified party shall have shall have been served with the summons or other first legal process giving information as to the nature and basis of the third party action; provided, that no delay in notifying an indemnifying party shall excuse such indemnifying party from its obligations hereunder unless such delay has materially and adversely affected such indemnifying party's legal rights with respect to which indemnity is sought.

Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expenses of such indemnified party unless (i) the indemnifying party has agreed to pay such fees and expenses or (ii) the indemnifying party shall have failed to promptly assume the defense of such action, claim or proceeding or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the indemnifying party and that the assertion of such defenses would create a conflict of interest such that counsel employed by the indemnifying party could not faithfully represent the indemnified party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the reasonable judgment of such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels). The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without its written consent.

                  11.6 Limitations on Indemnity. Notwithstanding anything contained herein to the contrary, no party shall be liable to another party for any Losses or Related Expenses hereunder if such other party has been reimbursed already for such Losses or Related Expenses under any Document.

                  SECTION 12.       MISCELLANEOUS.

                  12.1 Termination. The obligations of the Purchasers under this Agreement may be terminated at any time prior to the Amendment Date by notice to the Company from the Purchasers without liability on the part of the Purchasers to the Company, if, prior to delivery and payment for the Notes, in the reasonable judgment of the Purchasers, the Company shall have failed to satisfy the conditions set forth in Section 10.

                  12.2     Notices.

                  (a) All communications under this Agreement shall be in writing and shall be mailed by first class mail, postage prepaid:

                           (i)      if to the Company, at

                                    Stratagene Corporation
                                    11011 North Torrey Pines Road
                                    La Jolla, California 92037
                                    Attention: Dr. Joseph A. Sorge

                                    with copy to:

                                    Ronni L. Sherman, Esq.
                                    Stratagene Corporation
                                    11011 North Torrey Pines Road
                                    La Jolla, California 92037

                           (ii)     if to TCW Fund V, at

                                    TCW Special Credits Fund V - The Principal
                                    Fund
                                    c/o Oaktree Capital Management, LLC
                                    333 South Grand Avenue, Suite 2800
                                    Los Angeles, California 90071
                                    Attention: Mr. Stephen A. Kaplan

                                    with copies to:

                                    Oaktree Capital Management, LLC
                                    333 South Grand Avenue, Suite 2800
                                    Los Angeles, California 90071
                                    Attention: Mr. Stephen A. Kaplan

                                    Kirkland & Ellis
                                    200 East Randolph
                                    Chicago, Illinois 60601
                                    Attention: John Weissenbach, Esq.

                           (iii) if to any other Person who is the registered holder of any Securities, at the address for the purpose of such holder as it appears in the stock ledger or note register of the Company or at such other address as such party may have furnished in writing to each other party hereto and all other holders of Notes at the time outstanding.

                  (b) Any notice shall be deemed to have been duly given when delivered by hand, if personally delivered, and if sent by mail, two business days after being deposited in the mail, postage prepaid.

                  12.3 Confidentiality. Each of the Purchasers and each subsequent holder of Notes or Conversion Shares shall maintain in strict confidence and shall cause its directors, officers, employees, affiliates, representatives, consultants and advisors to maintain in strict confidence, all documents and information relating to the Company furnished to it by the Company in connection with the transactions contemplated by this Agreement ("Confidential Information"), except to the extent that such information (a) was previously known by the party to which it was disclosed as shown by documents already in the possession of such party, (b) was in the public domain at the time of disclosure, or becomes part of the public domain subsequent to the time of disclosure, through no fault of the party to which it was disclosed or (c) is lawfully acquired by the party to which it was disclosed from sources independent of the Purchasers and any other party subject to this Section 12.3. Each of the Purchasers and each such subsequent holder of Notes shall not disclose any Confidential Information to any third party except (i) to their auditors and attorneys who need to know such information in connection with this Agreement, (ii) to their financial advisors, bankers and other consultants and advisors who need to know such information in connection with this Agreement and who execute and deliver a Confidentiality Agreement substantially in the form of Exhibit D, (iii) to TAMCO, Trustco or Oaktree, (iv) to any proposed purchaser of any of the Securities, provided that the Purchasers shall not disclose such information to a competitor of the Company (as determined in good faith by the Company's Board of Directors) and, provided, further, that any such proposed purchaser shall execute and deliver a confidentiality agreement substantially in the form of Exhibit D, (v) to any governmental regulatory authority having jurisdiction over such holder which requires disclosure through law or regulation, (vi) to the extent such disclosure is otherwise required by law or any order of a court or government authority with jurisdiction or (vii) for any summary financial information distributed by the TCW Fund V to its limited partners; provided, however, that in the event that a Purchaser or any such subsequent holder of Notes becomes legally compelled to disclose any Confidential Information, then prior to making such required disclosure, to the extent possible, it shall provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy prior to any such disclosure. Each of the Purchasers hereby acknowledges and agrees that the Confidential

Information is commercially valuable to the Company and that the unauthorized use or disclosure of Confidential Information would cause irreparable harm to the Company. Each of the Purchasers further acknowledges and agrees that any breach of the confidentiality provisions set forth herein would result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and that, in the event of any such breach, the Company will be entitled to injunctive relief and other equitable remedies in addition to such other and further relief as may be proper.

                  12.4 Survival. All warranties, representations and covenants made by the Company herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Holders of the Securities and shall survive the issuance of the Securities regardless of any investigation made by or on behalf of the Holders. All statements in any such certificate or other instrument so delivered shall constitute representations and warranties by the Company hereunder. All representations, warranties and covenants made by the Purchasers herein shall be considered to have been relied upon by the Company and shall survive the issuance to the Holders of the Securities regardless of any investigation made by the Company or on its behalf.

                  12.5 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties (including the Holders of the Notes and Conversion Shares) whether so expressed or not. Any direct or indirect transferee of the Purchasers shall be entitled to all benefits, rights and privileges conferred on the Purchasers herein.

                  12.6     Amendment and Waiver, etc.

                  (a) Subject to the Intercreditor Agreement, any term, covenant, agreement or condition of this Agreement or of the Notes may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by one or more substantially concurrent written instruments signed by the Requisite Noteholders or by the Requisite Shareholders, as the case may be; provided, however, that: (1) no such amendment or waiver shall (i) reduce the amount payable with respect to any Note, or extend the Maturity of any Note, without the consent of the Holder of each Note so affected, or (ii) modify any of the provisions of this Agreement or of the Notes with respect to the payment, conversion or redemption thereof, or reduce the percentage of Holders of Notes required to approve any such amendment or effectuate any such waiver, without the consent of the Holders of all of the Notes at the time outstanding; and (2) no such waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.

                  (b) Any amendment or waiver pursuant to Subsection (a) of this Section shall apply equally to all the Holders of Securities, as applicable, and shall be binding upon them, upon each future Holder of any Security and upon the Company, in each case whether or not a notation thereof shall have been placed on any Note or share certificate, as applicable.

                  (c) Executed or true and correct copies of any amendment or waiver effected pursuant to the provisions of this Section shall be delivered by the Company to each Holder of outstanding Securities forthwith following the date on which the same shall have been executed and delivered as set forth herein. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Holder of any Security as consideration for or as an inducement to the entering into by any Holder of any Security or any amendment or waiver of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to the Holders of all of the Notes or Conversion Shares, as applicable, outstanding at the time such offer is made, and who consented to such amendment or waiver.

                  12.7 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be an original and all of which together shall constitute one and the same instrument.

                  12.8 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

                  12.9 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

                  12.10 Specific Performance. The parties hereto acknowledge that the other party has no adequate remedy at law for breaches by such party of its obligations hereunder, and accordingly each party irrevocably agrees that the other party shall be entitled to the remedy of specific performance and waives any right it may have to object to such remedy.

                  12.11 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

                  12.12 Facilitation of Sale of Securities. The Company will take all actions reasonably necessary or advisable in order to facilitate the sale of any Security by any holder in conformance with Section 9.2 and applicable law. If the principal amount of the Note to be transferred is at least $5,000,000, the Company shall provide any proposed transferee with access to the Company as provided in Section 4.24 and with such financial statements deliverable under this Agreement as such transferee may reasonably request, provided that (a) such transferee agrees to hold all such information in confidence as provided in Section 12.3, and (b) such transferee does not (and does not own 10% or more of the outstanding shares of any Person that) competes with the Company in its Existing Line of Business. The Company shall execute and deliver any instruments or documents that such holder may reasonably request in order to facilitate the sale, transfer, conveyance or assignment of such Securities, provided that nothing herein shall give the holder the right to change any term of the Note or place any material additional costs or liabilities on the Company to the extent not otherwise provided herein or in the Documents.

                  12.13 Creation of a Trust. The holders of a majority of the aggregate principal amount of the Notes outstanding may at any time or from time to time establish a trust for the Notes. Such trust will comply with all applicable laws, statutes, rules and regulations. All costs and expenses, including all document production expenses, the reasonable fees and expenses of special counsel and all other reasonable out-of-pocket expenses, shall be paid by the holders of the Notes pro rata in accordance with their respective principal amounts thereof.

                  12.14 No Novation. The amendment, restatement, and re-issuance of this Agreement and of the Notes do not constitute a repayment or re-financing, of any obligations under this Agreement or the Notes, do not cancel or discharge any obligations, and do not cause a novation hereof, thereof or of the Notes.

                            [signature page follows]

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                      THE COMPANY:

                                      STRATAGENE CORPORATION,
                                      a Delaware corporation

                                      By:   /s/ JOSEPH A. SORGE, M.D.
                                          -----------------------------------
                                          Dr. Joseph A. Sorge
                                          Chief Executive Officer

                                      THE PURCHASERS:

                                      TCW SPECIAL CREDITS FUND V - THE PRINCIPAL
                                      FUND, a California limited partnership

                                      By: TCW ASSET MANAGEMENT COMPANY
                                      Its: General Partner

                                               By:    /s/ STEPHEN A. KAPLAN
                                                   -----------------------------
                                                   Stephen A. Kaplan
                                                   Authorized Signatory

                                               By:    /s/ VINCENT J. CEBULA
                                                   -----------------------------
                                                   Vincent J. Cebula
                                                   Authorized Signatory

                                             /s/ HAROLD EASTMAN
                                      -----------------------------------
                                      HAROLD EASTMAN

                                                                     EXHIBIT A-1

                             STRATAGENE CORPORATION

           AMENDED AND RESTATED CONVERTIBLE SUBORDINATED SECURED NOTE

                                DUE JULY __, 2007

Note No. ____________                                           January __, 2004

                  FOR VALUE RECEIVED, the undersigned, STRATAGENE CORPORATION, a corporation organized and existing under the laws of Delaware (herein called the "Company"), hereby promises to pay to _____________________________________ or registered assigns, the principal sum of __________________________________
DOLLARS (or so much thereof as shall remain outstanding) on July __, 2007, as an amendment, restatement and reissuance of $[ ] in principal amount of the $[ ] Note originally issued on December 6, 1995 to [_________] by the Company under the original Securities Purchase Agreement, and evidences, and is a continuation of, the same indebtedness as evidenced by the Note prior to the amendment, restatement and issuance hereof. Payments are to be made as provided in the Securities Purchase Agreement (as defined herein).

                  The amendment, restatement, and re-issuance of this Note does not constitute a repayment of refinancing of any obligations under the Note, do not cancel or discharge any obligations, and do not cause a novation thereof or of the Note.

                  This Note is one of the Convertible Notes issued pursuant to the Amended and Restated Securities Purchase Agreement dated as of January 21, 2004 (the "Securities Purchase Agreement"), by and between the Company, TCW Special Credits Fund V - The Principal Fund, a California limited partnership, and Harold Eastman and is also entitled to the benefits thereof to the extent provided in the Securities Purchase Agreement. As provided in the Securities Purchase Agreement, this Convertible Note is subject to conversion and to optional prepayment or redemption in whole or in part, all as specified in the Securities Purchase Agreement.

                  Upon surrender of this Convertible Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Convertible Note for a like principal amount will be issued to, and, at the option of the holder, registered in the name of, the transferee. The Company may deem and treat the person in whose name this Convertible Note is registered as the holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

                  If an Event of Default (as defined in the Securities Purchase Agreement) shall occur and be continuing, this Convertible Note, together with accrued interest thereon may, under certain circumstances, become or be declared due and payable in the manner and with the effect provided in the Securities Purchase Agreement.

                  Certain terms and provisions of this Convertible Note may be amended or compliance herewith waived on the terms and provisions provided for in the Securities Purchase Agreement.

                  The Convertible Note is subordinated in both right of payment and time of payment to certain senior indebtedness, as defined and described in
Section 7 of the Securities Purchase Agreement and in the Intercreditor Agreement. The Convertible Note is secured by the Security Agreement.

                                  Exhibit A-1-1

                                           STRATAGENE CORPORATION,
                                           a Delaware corporation

                                           By:
                                               --------------------------------
                                               Name:
                                               Title:

                                                                     EXHIBIT A-2

                             STRATAGENE CORPORATION

         AMENDED AND RESTATED NON-CONVERTIBLE SUBORDINATED SECURED NOTE

                               DUE JULY ___, 2007

Note No. ____________                                          January ___, 2004

                  FOR VALUE RECEIVED, the undersigned, STRATAGENE CORPORATION, a corporation organized and existing under the laws of Delaware (herein called the "Company"), hereby promises to pay to _____________________________________ or registered assigns, the principal sum of __________________________________
DOLLARS (or so much thereof as shall remain outstanding) on July ___, 2007, as an amendment, restatement and reissuance of $[ ] in principal amount of the $[ ] Note originally issued on December 6, 1995 to [_________] by the Company under the original Securities Purchase Agreement, and evidences, and is a continuation of, the same indebtedness as evidenced by the Note prior to the amendment, restatement and issuance hereof. Payments are to be made as provided in the Securities Purchase Agreement (as defined herein).

                  The amendment, restatement, and re-issuance of this Note does not constitute a repayment of refinancing of any obligations under the Note, do not cancel or discharge any obligations, and do not cause a novation thereof or of the Note.

                  This Note is one of the Non-Convertible Notes issued pursuant to the Amended and Restated Securities Purchase Agreement dated as of January 21, 2004 (the "Securities Purchase Agreement"), by and between the Company, TCW Special Credits Fund V - The Principal Fund, a California limited partnership, and Harold Eastman and is also entitled to the benefits thereof to the extent provided in the Securities Purchase Agreement. As provided in the Securities Purchase Agreement, this Non-Convertible Note is subject to optional prepayment or redemption in whole or in part, all as specified in the Securities Purchase Agreement.

                  Upon surrender of this Non-Convertible Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Non-Convertible Note for a like principal amount will be issued to, and, at the option of the holder, registered in the name of, the transferee. The Company may deem and treat the person in whose name this Non-Convertible Note is registered as the holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever, and the Company shall not be affected by any notice to the contrary.

                  If an Event of Default (as defined in the Securities Purchase Agreement) shall occur and be continuing, this Non-Convertible Note, together with accrued interest thereon may, under certain circumstances, become or be declared due and payable in the manner and with the effect provided in the Securities Purchase Agreement.

                  Certain terms and provisions of this Non-Convertible Note may be amended or compliance herewith waived on the terms and provisions provided for in the Securities Purchase Agreement.

                  The Non-Convertible Note is subordinated in both right of payment and time of payment to certain senior indebtedness, as defined and described in Section 7 of the Securities Purchase Agreement and in the Intercreditor Agreement. The Non-Convertible Note is secured by the Security Agreement.

                                  Exhibit A-2-1

                                            STRATAGENE CORPORATION,
                                            a Delaware corporation

                                            By:
                                                ------------------------------
                                                Name:
                                                Title:

                                                                       EXHIBIT B

                             [INTENTIONALLY OMITTED]

                                                                       EXHIBIT C

                             [INTENTIONALLY OMITTED]

                                                                       EXHIBIT D

                             [INTENTIONALLY OMITTED]

                                                                       EXHIBIT E

                             [INTENTIONALLY OMITTED]

                                                                       EXHIBIT F

                             [INTENTIONALLY OMITTED]